UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Stifel Financial Corp.

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STIFEL

PROXY STATEMENT

2018 ANNUAL MEETING OF STIFEL SHAREHOLDERS

LETTER FROM OUR CHAIRMAN & CEO

501 North Broadway St. Louis, Missouri 63102 (314) 342-2000

April 25, 2018

Fellow Shareholders:

We cordially invite you to attend the 2018 Annual Meeting of Shareholders of Stifel Financial Corp., which will be held on June 6, 2018 at 9:30 a.m., local time, at our corporate headquarters. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting and instructions for accessing this proxy statement and our Annual Report for the year ended December 31, 2017 on the Internet and for submitting proxy votes online.    The notice also contains instructions on how to request a printed set of proxy materials.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted.

I would like to take this opportunity to thank Fred Hanser and Kelvin Westbrook, who will retire from our Board of Directors on the date of our annual meeting after many years of dedicated service to Stifel, and wish them the best in their future endeavors.

I expand on our Company’s performance, strategy, and outlook in the 2018 Annual Report Shareholder Letter, which I hope you will read.

Thank you for your investment in Stifel. I look forward to welcoming our shareholders to the Annual Meeting.

Sincerely,

Ronald J. Kruszewski
Chairman of the Board and Chief Executive Officer

Proxy Statement 2018	1

Proxy Statement 2018	2

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	Wednesday, June 6, 2018 at 9:30 a.m., Central Time
PLACE:	Stifel Financial Corp. offices located at One Financial Plaza, 2nd Floor, 501 North Broadway, St. Louis, Missouri 63102
	•	Election of 5 Directors, each as nominated by the Board of Directors
	•	An advisory vote to approve executive compensation (Say on Pay)
ITEMS OF BUSINESS:	•	Adoption of an amendment to the Company’s Certificate of Incorporation to increase by 100% the number of shares of common stock authorized
	•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018
	•	Transaction of such other business as may properly come before our 2018 Annual Meeting of Shareholders
RECORD DATE:	You are entitled to vote only if you were a Company shareholder at the close of business on April 9, 2018
VOTING BY PROXY:

Your vote is very important. By Wednesday, April 25, 2018, we will have sent to certain of our shareholder a Notice of Internet Availability of Proxy Materials (Notice). The Notice includes instructions on how to access our Proxy Statement and 2017 Annual Report to Shareholders and vote online or by telephone, no later than close of business on June 5, 2018. If you received a paper copy of the proxy card, you may mail your proxy vote in the provided envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 6, 2018:

Our proxy statement and 2017 annual report are available at: www.investorvote.com/sf

By Order of the Board of Directors,

Mark P. Fisher, Corporate Secretary
April 25, 2018

Proxy Statement 2018	3

EXECUTIVE SUMMARY

This summary highlights certain information contained elsewhere in our Proxy Statement. You should read the entire Proxy Statement carefully before voting.

2018 Annual Meeting Information

WHEN:	WHERE:	RECORD DATE:
Wednesday, June 6, 2018 at 9:30 a.m., Central Time	Stifel Financial Corp. offices, One Financial Plaza, 2nd Floor, 501 North Broadway, St. Louis, Missouri 63102	April 9, 2018

For additional information about our Annual Meeting, see the Questions & Answers about the Annual Meeting and Voting, beginning on page 71.

Matters to be voted on at our 2018 Annual Meeting

		Board Recommendation	Page Reference
1.	Election of five Directors	FOR each director	14
2.	Advisory vote to approve executive compensation (say on pay)	FOR	65
3.	Adoption of an amendment to the Company’s Certificate of Incorporation to increase by 100% the number of shares of common stock authorized	FOR	66
4.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2018	FOR	67

Proxy Statement 2018	4

PERFORMANCE HIGHLIGHTS

We encourage you to read the following Performance Highlights as background to this Proxy Statement.

Record Results in 2017

•	Record annual net revenues of $2.9 billion, an increase of 13.5% from 2016.
•	22nd consecutive annual increase in net revenues.
•	Record net revenues and pre-tax operating income in Global Wealth Management.
•	Record net revenues and pre-tax operating income in the Institutional Group.
•	Record non-GAAP net income available to common shareholders of $323.4 billion, or $3.99 per diluted common share.
•	Record assets of $21.4 billion, an increase of 12% from 2016.
•	Record client assets of $272.6 billion, an increase of 15% from 2016

A History of Growth – Net Revenues, in Millions

A History of Growth – Increased Depth and Breadth through Acquisitions

Proxy Statement 2018	5

A History of Growth – Assets, in Millions

Extending our History of Growth – Stifel Financial Corp. 2017 GAAP Net Revenue of $2.9 billion

Global Wealth Management (GWM)	Institutional Group (IG)
Net Revenue - $1.8 billion	Net Revenue - $1.1 billion

• Private Client	• Equity & Fixed Income Capital Raising

• Stifel Bank & Trust	• M&A Advisory / Restructuring

• Margin and Securities-based Lending	• Institutional Equity and Fixed Income Brokerage

• Asset Management	• Independent Research

$4.2bn	29%	7,100		2,200	1,300

Low 8x leverage,(1) $2.9 billion shareholders’ equity and $4.2 billion market capitalization(2, 3)	29% Insider ownership aligns employees’ interests with other shareholders (3)	Over 7,100 associates	Balanced business mix • 62% GWM • 38% IG From 2017 net revenues	National presence with over 2,200 financial advisors	Largest U.S. equity research platform with approximately 1,300 stocks under coverage	Broad investment banking and institutional sales and trading capabilities – domestic and international

(1)	Assets / equity
(2)	As of December 31, 2017
(3)	Insider ownership percentage includes all fully diluted shares, units outstanding and options outstanding, as of March 29, 2018

Proxy Statement 2018	6

A Stable Track Record through Multiple Business Cycles

Total Client Assets, in billions	Book Value per Common Share

Notes:

Non-GAAP Net Revenues reflect operating results from continuing operations;

Excludes impact of sale of Sterne Agee Independent Contractor & Correspondent Clearing businesses;

Book Value Per Share adjusted for April 2011 three-for-two stock split (2006-2010) and represents common equity per shares outstanding

Proxy Statement 2018	7

COMPENSATION HIGHLIGHTS

We provide highlights of our compensation program below. It is important that you review our CD&A, beginning on page 26, and compensation-related tables, beginning on page 57, in this Proxy Statement for an understanding of our compensation program.

2017 Named Executive Officer Compensation Determinations

This table summarizes our Compensation Committee’s compensation decisions for 2017 for our Named Executive Officers. This table does not substitute for the Summary Compensation Table required by SEC rules. The Summary Compensation Tables begin on page 57. Mr. Mulroy retired as President and Co-Director of the Institutional Group on June 6, 2017. 2017 is the first year for which Mr. Weisel is a named executive officer. Table excludes grants of future stock-based salary, which are described in more detail on page 47, and the special payment to mitigate tax burdens shifted from the Company to Named Executive Officers, detailed beginning on page 53, that were not incentive compensation but were part of the Company’s 2017 initiatives relating to the December 2017 federal tax reforms.

	Fixed Compensation		Annual Incentive Compensation, Variable				Percent	Change from
Position and							At-Risk	2016
Executive		Stock- Based Salary
Officer	Base Salary		Cash Bonus	RSUs and RSAs	Debentures	PRSUs	Subtotal At-Risk	2017 Total Comp.

Chairman and CEO							58%	ñ 48%

Ronald J. Kruszewski	$200,000	$100,000	$3,100,000	$3,600,000	$0	$1,000,000	$4,600,000	$8,000,000
President and CFO							55%	ñ 57%

James M. Zemlyak	$250,000	$62,750	$1,800,000	$1,900,000	$0	$700,000	$2,600,000	$4,712,750
President and Director of the Institutional Group							56%	ñ 61%

Victor J. Nesi	$250,000	$65,000	$2,085,000	$2,400,000	$0	$700,000	$3,100,000	$5,500,000
President and CEO of Keefe, Bruyette & Woods							28%	ñ 62%

Thomas B. Michaud	$250,000	$55,000	$2,800,000	$400,000	$400,000	$400,000	$1,200,000	$4,305,000
Senior Managing Director							(n/a, see notes above)

Thomas W. Weisel	$200,000	$70,000	$1,500,000	$0	$0	$100,000	$100,000	$1,870,000
	Realized Compensation		At-Risk Compensation

Proxy Statement 2018	8

Compensation Committee Rationale for 2017 Named Executive Officer Compensation

The Compensation Committee determined the pay of the named executive officers utilizing the Committee’s process for decision making and assessments as outlined beginning on page 34. The Committee took into consideration 2017 firm performance as outlined beginning on page 36, individual named executive officer performance relative to their unique goals as well as their individual contribution to overall company achievements, leadership, and other factors, as outlined beginning on page 31, and input from the CEO.

The Committee determined that, for 2017 each named executive officer’s total annual compensation should be increased approximately in line with two-year performance. Historically, named executive officer compensation has broadly tracked the performance of the three primary performance goals established by the Committee: non-GAAP Return on Equity, non-GAAP pre-tax net income and non-GAAP Earnings per Share. In 2017, with respect to 2016 compensation, the Committee exercised its discretion to reduce senior executive compensation, notwithstanding increases in these primary performance goals in 2016, primarily because of 2016 operating difficulties, 2016 declines in many other employees’ compensation and certain 2016 declines in the business that were offset by net-interest income. In exercising its discretion with respect to 2016, the Committee noted that this was not a permanent reduction in relative compensation, as noted that the Committee intended to evaluate 2017 compensation in light of a benchmark that would not reflect its exercise of negative discretion in respect of 2016 compensation. 2017 performance was not offset by factors similar to those noted in 2016, so the Committee has followed through on its guidance given in 2017 by setting 2017 named executive officer compensation in light of a two-year benchmark. The resulting compensation determinations were, on a one-year basis, somewhat higher than one-year 2017 primary performance goal results, which were up nearly 40% on average, but determinations were in line, on a two-year basis, with two-year primary performance goal results, which were up over 50% on average.

Primary Performance Goal Results and CEO Compensation Relative to Primary Performance Goal Results

One- and Two-Year Relative Performance	Five-Year Relative Performance

Proxy Statement 2018	9

SHAREHOLDERS’ SAY ON PAY: OUTREACH AND SHAREHOLDER INPUT

Last year, our compensation program received support from 97% of shareholders voting. This continued the dramatic increase in support of 2016 over 2015, and reflected the continuing commitment of senior management and the Committee to maintain a high level of shareholder outreach and respond more directly to shareholder input. We have continued to build on that strength. In 2016, 2017 and 2018, our outreach to shareholders concerning our executive compensation has enabled us both to obtain fuller shareholder input and also to communicate and to build on the enhancements we have made to the program in the last year. In addition to our ongoing dialogue with shareholders throughout the year, our outreach regarding our Named Executive Officer compensation encompassed 16 of our top 20 institutional shareholders representing over 50% of outstanding shares. We also communicate regularly with our employees, who hold approximately 15% of outstanding shares. Our employees also hold restricted stock units that, if presently vested, would represent an additional 14% of outstanding shares, approximately. Our Committee has responded with commitment and action to shareholder feedback received through direct interactions and previous years’ “say on pay” advisory votes. These actions have included but are not limited to: greater utilization of performance-based awards, clearly articulated goals, and fuller disclosure. In addition to implementing “Say on Pay” feedback we have received from shareholders, we have also implemented additional feedback such as declassifying our board and improving its diversity. Our Board also responded with a decision in 2017 to reduce the Board’s size and increase its independence.

A number of our institutional shareholders publish proxy voting guidelines. Below are some typical guidelines on executive compensation, our corresponding response, and a cross reference to the section of this CD&A in which we provide additional information.

Institutional Shareholder Guidelines	Stifel Response	Cross-Reference
Incentive plans should reflect strategy and incorporate long-term shareholder value drivers, including metrics and timeframes.

Our Committee has developed a facts-based, performance-focused framework by which it assesses Executive Officer performance and sets compensation against clearly stated and measured company and business goals.

Our Performance-Based Restricted Stock Units (PRSUs) are primarily based on measuring three primary performance goals: (1) non-GAAP ROE, (2) non-GAAP pre-tax net income and (3) non-GAAP EPS.

Page 35, 2017 Incentive Assessment Framework Results Page 49, Performance-Based Restricted Stock Units, PRSUs

Performance results should generally be achieved over a 3-5 year time horizon.	PRSUs are measured over a 4-year period and vest over a 5-year period.	Page 49, Performance-Based Restricted Stock Units, PRSUs

Peer group evaluation should be used to maintain awareness of pay levels and practices.

Our peer group was identified by Compensation Advisory Partners LLC (CAP), our independent compensation consultant.

CAP provided the Committee with market data on executive compensation trends and Executive Officer compensation levels, and assisted the Committee with evaluation of pay-for-performance alignment.

Page 45, Compensation Committee Consultant Page 45, Identification of Peer Group

Disclose the rationale behind the selection of pay vehicles and how these fit with intended incentives.	Our key executive compensation program elements include fixed and variable compensation, and we have disclosed the rationale behind the selection of pay vehicles and how they fit with intended incentives in detail in the sections referenced to the right.	Page 45, Key Executive Compensation Program Elements Page 47, Committee’s Perspective on Compensation Elements Page 26, Committee Determinations of 2017 Annual Incentive Compensation

Proxy Statement 2018	10

CORPORATE GOVERNANCE HIGHLIGHTS

Key Facts about our Board

We strive to maintain a well-rounded and diverse Board that balances financial industry expertise with independence, and that balances the institutional knowledge of longer-tenured directors with the fresh perspectives brought by newer directors. As summarized below, our directors bring to our Board a variety of skills and experiences developed across a broad range of industries, both in established and growth markets, and in each of the public, private and not-for-profit sectors.

Continuing Board Members’ Skills & Experiences

9	6	8	7	8	10	7	8
Financial Services Industry	Other Complex & Regulated Industries	Risk Management	Talent Development	Technology	Public Company Governance	Audit, Tax & Accounting	Global

Key Board Statistics
	Number of Continuing Directors	Independence of Continuing Directors
Board	10	8 of 10
Executive Committee	6	4 of 6
Audit Committee	4	All
Compensation Committee	2	All
Risk Management / Corporate Governance Committee	2	All

7	8	9	5	5
Board Meetings in 2017	Audit Committee Meetings in 2017	Compensation Committee Meetings in 2017	Risk Management / Corporate Governance Committee Meetings in 2017	Meetings of Independent Directors without Insiders Present

80%	8 years	66	20%	38%
Independent Directors	Average Tenure of Directors	Average Age of Directors	Independent Directors Diverse by Race, Gender, or Sexual Orientation	Directors with Fewer than 5 Years’ Tenure

Proxy Statement 2018	11

Continuing Directors of Stifel Financial Corp.

Name Age	Independent (Yes/No) Director Commencing	Occupation & Career Highlights	Committee Membership, Lead Directorship	Other Public Boards
Kathleen Brown 72	Yes 2016	Partner, Manatt, Phelps and Phillips, LLP	Risk/Governance	2

Michael W. Brown 72	Yes 2010	Retired, Vice President & CFO, Microsoft Corporation	Audit (Chair), Executive	1

John P. Dubinsky 74	Yes 2003	Chairman, Stifel Bank & Trust President & CEO, Westmoreland Associates, LLC	Compensation, Executive	1

Robert E. Grady 60	Yes 2010	Partner, Gryphon Investors Former Partner, The Carlyle Group	Lead Director, Executive, Risk/Governance	1

Ronald J. Kruszewski 59, Chairman	No 1997	Chairman & CEO, Stifel Financial Corp.	Executive (Chair)	0

Maura A. Markus 60	Yes 2016	Retired, President, COO & Board Director, Bank of the West	Audit	1

James M. Oates 71	Yes 1996	Managing Director, The Wydown Group	Compensation (Chair), Executive	0

David A. Peacock 49	Yes 2017	President and COO, Schnucks Markets, Inc., Former President, Anheuser-Busch	Risk/Governance	0

Thomas W. Weisel 77	No 2010	Retired, Chairman & CEO, Thomas Weisel Partners Group, Inc.	Executive	0

Michael J. Zimmermann 67	Yes 2013	Vice Chairman, Continental Grain Company	Audit	0

Proxy Statement 2018	12

A Foundation of Sound Governance and Shareholder Outreach
•	Independent Lead Director

•	Executive sessions of independent, non-employee directors

•	Annual CEO evaluation by our all-independent Compensation Committee

•	Ongoing shareholder engagement and demonstrated responsiveness to shareholder input

•	The Board and its committees may engage independent advisors in their discretion
•	Ongoing transition to annual election of directors, as approved by shareholders in 2016

•	Substantial shareholding by each our Named Executive Officers well in excess of our share ownership requirements

•	Robust risk control, led by the board and senior executives, buttressed by processes and committees, embraced throughout the firm

Board Tenure of Continuing Directors

Diversity is an important factor in consideration of potential and incumbent directors.

Our Governance Committee considers a number of demographics including race, gender, ethnicity, sexual orientation, culture and nationality, seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Among the factors the Governance Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board. The Committee considers the same factors in determining whether to re-nominate an incumbent director.

Diversity is also considered as a part of the annual Board evaluation.

Proxy Statement 2018	13

ITEM 1. ELECTION OF DIRECTORS

What is being voted on: Election to our board of 5 director nominees.

Board recommendation: FOR each of our director nominees, based on a review of individual qualifications and experience and contributions to our Board.

OUR DIRECTORS

Board of Director Nominees’ Qualifications and Experience

Our 5 director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of shareholders.

Core Qualifications and Experience	Diversity of Skills and Experiences
• • • • • • •

Integrity, business judgment and commitment

Demonstrated management ability

Extensive experience in the public, private or not-for-profit sectors

Leadership and expertise in their respective fields

Financial literacy

Strategic thinking

Reputational focus

• • • • • • • • • • • • •

Financial services industry

Complex & regulated industries

Risk management

Public company / corporate governance

Global experience

Technology

Audit, tax, accounting and financial statements

Compliance

Operations

Established & growth markets

Credit evaluation

Talent Development

Government, public policy & regulatory affairs

Proxy Statement 2018	14

OUR DIRECTOR NOMINEES

Kathleen Brown
Director as of June 15, 2016, age 72 Class II director with term ending in 2018 Committee Service Risk Management / Corporate Governance Committee

Other Current Public Company Directorships:

Sempra Energy (NYSE:SRE), Five Points Holdings, LLC (NYSE: FPH)

Career Highlights

●      Partner, Manatt, Phelps and Phillips, LLP,
focused on business counseling, government
and regulatory affairs, particularly as they relate
to the healthcare, energy, real estate and
financial services industries (2013 – present).

●      Five Points Holdings, LLC, Director and member of Audit and Conflicts Committees (2016 – present).

●      Goldman Sachs, Inc. (2001 – 2013): Chairman, Midwest Investment Banking (2010 – 2013) Managing Director and Head, Western Region Public-Sector and Infrastructure Group (2003 – 2010).

●      Bank of America (1995 – 2000),
numerous positions, including National
Co-President, Private Bank and President,
Southern California, Private Bank.

●      State of California, State Treasurer
(1990 – 1994)

Other Professional Experience and Community Involvement

•      Renew Financial, Director (2016 – present)

•      Forestar Group, Director (2007 – 2016)

•      Presidential Commission on Capital Budgeting, Co-Chair (1996 – 1997)

•      CALPERS, Trustee and CALSTRS, Trustee (1990 – 1995)

•      Los Angeles Board of Public Works, Commissioner (1987 – 1989)

•      Los Angeles Board of Education, Member (1975 – 1980)

•      J.D., Fordham University Law School

•      B.A., Stanford University

Experience and Qualifications: Ms. Brown brings 18 years of experience as a senior executive in the banking and financial services industry and 16 years of public-sector experience to the Board of Directors. Through her public service and service as an executive and director of leading financial service companies, Ms. Brown brings substantial knowledge and expertise to the Board of Director’s deliberations.

Ronald J. Kruszewski
Director since 1997, age 59 Director nominee (declassified in 2017) Committee Service Executive Committee (Chair)

Chairman of the Board of Directors and Chief Executive Officer of Stifel Financial Corp.

Career Highlights

•      Stifel Financial Corp.

●    Chairman (2001 – present)

●    Chief Executive Officer
(September 1997 – present)

●    President
(September 1997 – June 2014)

•      Stifel, Nicolaus & Company, Incorporated

●    Chairman (2001 – present)

●    President (2011 – present)

●    Chief Executive Officer (1997 – present)

Other Professional Experience and Community Involvement

•      Member, Board of Directors, Securities Industry and Financial Markets Association (SIFMA)

•      Member, Federal Advisory Council, St. Louis Federal Reserve Board of Directors

•      Member, U.S. Ski and Snowboard Team Foundation Board

•      Chairman of Downtown Now!

•      Member, Board of Directors, St. Louis Regional Chamber

•      Member, Regional Business Council in St. Louis

•      Member, World Presidents’ Organization -
St. Louis Chapter

•      Former Chairman, Downtown St. Louis Partnership, Inc.

Experience and Qualifications: Mr. Kruszewski has extensive managerial and leadership experience in the financial services industry in addition to a comprehensive understanding and knowledge of the Company’s day-to-day operations and strategy.

Proxy Statement 2018	15

Maura A. Markus
Director as of June 15, 2016, age 60 Class II director with term ending in 2018 Committee Service Audit Committee

Other Current Public Company Directorships:

Broadridge Financial Solutions, Inc. (NYSE: BR)

Career Highlights

●     Bank of the West, President, Chief Operating Officer and Board Director (2010 – 2014)

●     Citigroup (1987 – 2009)

●     Executive Vice President,

Head of International Retail Banking

(2007 – 2009)

●     President, Citibank N.A.

(2000 – 2007)

●     President, Citibank Greece

(1997 – 2000)

●     European Sales and Marketing Director (1994 – 1997)

Other Professional Experience and Community Involvement

•     College of Mount St. Vincent in New York, Trustee

•     Catholic Charities San Francisco, Board Member

•     Year Up San Francisco Bay Area Talent and Opportunity Board, Member

•     Financial Services Roundtable, Former Member

•     M.B.A., Harvard Business School

•     B.A., Boston College,

summa cum laude

Experience and Qualifications: Ms. Markus brings over twenty-five years of experience in banking to the Board of Directors, including as a senior executive. Ms. Markus has been named one of American Banker’s Most Powerful Women in Banking multiple times. Through her proven service as an executive and director of leading financial service companies, Ms. Markus brings substantial knowledge and expertise to the Board of Director’s deliberations.

Thomas W. Weisel
Director since 2010, age 77 Director nominee (declassified in 2017) Committee Service Executive Committee

Career Highlights

•      Chairman and Chief Executive Officer, Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG)
(1999 – 2010)

•      Founder, Chairman, and Chief Executive Officer, Montgomery Securities (1971 – 1997)

•      Lifetime Achievement Award, National Venture Capital Association (2006)

•      George Steinbrenner Sport Leadership Award, US Olympic Foundation (2011)

Other Professional Experience and Community Involvement

•      Member and former Chairman, U.S. Ski and Snowboarding Team Foundation (1977 – present)

•      Chairman, USA Cycling Foundation Board
(2000 – present)

•      Member, Board of Trustees, San Francisco
Museum of Modern Art (1982 – present)

•      Chairman and Board Member,
Empower America (1994 – 2002)

•      Chairman, Capital Campaign for
California School of Arts & Crafts (1996 – 1997)

•      Member, Board of Directors, Stanford
Endowment Management Board (2001 – 2009)

•      Member, Advisory Board,
Harvard Business School (2007 – 2009)

•      Board Member, NASDAQ (2002 – 2006)

•      Trustee, Museum of Modern Art in New York
(1996 – 2011)

•      M.B.A., Harvard Business School

•      B.A., Stanford University

Experience and Qualifications: Mr. Weisel has extensive entrepreneurial and operational experience in the financial services industry, as evidenced by his founding and development of the investment firms of Thomas Weisel Partners Group, Inc. (“TWPG”) and Montgomery Securities prior to joining the Company.

Proxy Statement 2018	16

Michael J. Zimmerman
Director since 2013, age 67 Class II director with term ending in 2018 Committee Service Audit Committee

Other Public Company Directorships Within the Past 5 Years: KBW, Inc. (NYSE: KBW), Financial Federal Corporation (NYSE: FIF), Overseas Shipholding Group, Inc. (FINRA OTC: OSGIQ), and Smithfield Foods, Inc. (NYSE: SFD)

Career Highlights

●     Continental Grain Company, a
diversified international agribusiness
and investment firm

●     Vice Chairman (2012 - present)

●     Executive Vice President and Chief Financial Officer
(1999 – 2012)

●     Senior Vice President, Investments and Strategy
(1996 – 1999)

●     Managing Director, Salomon Brothers, Inc. (1976 – 1996)

Other Professional Experience and Community Involvement

•      Investment Committee Member, Arlon Group LLC, an investment subsidiary of Continental Grain Company

•      Board Member and Chairman, Audit Committee, of Castleton Commodities, Inc., a leading merchant energy company

•      Trustee, Mount Sinai Health System, a non-profit health care organization

•      Chairman, FOJP Service Corporation, a non-profit insurance company

•      Chairman, Investment Committee, U.S. Holocaust Memorial Museum

Experience and Qualifications: Mr. Zimmerman’s experience within the financial services industry and his understanding of investment banking provide valuable judgment and insights. This background, together with perspectives applied as an independent director and audit committee member of a publicly held company, brings knowledge and a skill set integral to our Board.

OUR CORPORATE GOVERNANCE PRINCIPLES

The Board of Directors has adopted Corporate Governance Guidelines (‘‘Principles’’), which are available in the corporate governance section of the Company’s web site at www.stifel.com. The Principles set forth the practices the Board of Directors follows with respect to, among other matters, the role and duties of the Board, size and composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.

As described in the Principles, the role of the Board of Directors is to oversee management of the Company in its efforts to enhance shareholder value and conduct the Company’s business in accordance with its mission statement. In that connection, the Board of Directors helps management assess long-range strategies for the Company, and evaluates management performance.

It is a responsibility of the Board of Directors to regularly assess each director’s independence and to take appropriate actions in any instance in which the requisite independence has been compromised. The Board of Directors has determined that Directors K. Brown, M. Brown, Dubinsky, Grady, Markus, Oates, Peacock, and Zimmerman are independent directors under the rules of the NYSE and the SEC, including NYSE rules regarding the independence of the Compensation Committee, and reviewed information provided by the directors in questionnaires concerning the relationships that we may have with each director.

BOARD OF DIRECTORS – LEADERSHIP, RISK OVERSIGHT AND MEETINGS

Leadership: The continuing membership of our Board of Directors is composed of 10 independent directors and 2 employee directors.

The Board strategically considers the combination or separation of the Chairman and Chief Executive Officer roles as an integral part of its planning process and corporate governance philosophy. Ronald J. Kruszewski concurrently serves as both the Chairman of the Board and Chief Executive Officer. The Board believes that this structure serves the Company well because it provides consistent leadership and accountability for managing Company operations. However, our Board of Directors also holds regularly scheduled executive sessions without management, at which a non-management director presides in compliance with the NYSE Corporate Governance Standards; such sessions occurred quarterly in 2017.

Proxy Statement 2018	17

Lead Director: Mr. Grady has been elected by the Board of Directors to serve as the Independent Lead Director of Stifel Financial Corp. The Board has determined that the Lead Director will: have authority to call meetings of the independent directors; chair meetings of the independent directors; liaise between management and independent directors; serve ex officio on all committees of which the lead director is not otherwise a member and, with the chair of the Compensation Committee, lead CEO performance evaluation and succession planning. The Board believes that the Lead Director role should be filled by an independent director selected by the independent directors in order to promote independence of oversight and development of the independent directors’ overall contribution to the Board.

Risk Oversight: Our Board of Directors has responsibility for the oversight of risk management. Our Board of Directors, either as a whole or through its Committees, regularly discusses with Company management our major risk exposures, their potential impact, and the steps we take to monitor and control such exposures.

While our Board is ultimately responsible for risk oversight, each of our Committees assists the full Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Risk Management/Corporate Governance Committee focuses on the management of risks associated with Board organization, membership, and structure, and the organizational and governance structure of our Company.

As described further below under “Risk Management/Corporate Governance Committee Report”, we have an Enterprise Risk Management program under the direction of our Chief Risk Officer, who coordinates with five management committees: the Asset Liability Management Committee, the Products & Services Committee, the Conflicts of Interest Committee, the Operational Risk Committee, and the Disclosure Committee.

Meetings: During 2017, our Board of Directors met 7 times, including both regularly scheduled and special meetings. During the year, each of the incumbent directors attended at least 83% of all meetings held by the Board of Directors and all Committees on which they serve. It is our policy to encourage the members of our Board of Directors to attend the Annual Meeting of shareholders. At the last Annual Meeting,  1⁄3 of continuing and incoming directors were in attendance.

BOARD OF DIRECTORS – COMMITTEES

The standing committees of our Board of Directors are the Audit Committee, Compensation Committee, Executive Committee, and Risk Management/Corporate Governance Committee. The Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee each operates pursuant to a written charter approved by the Board of Directors. The full text of each such charter and our corporate governance guidelines are available in the “Corporate Governance” section of our web site located at www.stifel.com, or may be obtained by any shareholder, without charge, upon request by contacting Mark Fisher, our Corporate Secretary, at (415) 364-2500 or by e-mail at investorrelations@stifel.com.

Proxy Statement 2018	18

Audit Committee
The Audit Committee met 8 times during 2017.
Committee Chair: • M. Brown Members: • Markus • Zimmerman Committee members are independent directors as defined by the NYSE, the SEC, and as determined by our Board of Directors.	Committee Role & Responsibilities:		Committee Notes:
•

Recommending to the Board of Directors a public accounting firm to be placed in nomination for shareholder ratification as our independent auditors and compensating and terminating the auditors as deemed necessary;

Each member of the Audit Committee is financially literate, knowledgeable, and qualified to review financial statements. The “audit committee financial expert” designated by our Board of Directors is Mr. M. Brown.

•

Meeting periodically with our independent auditors and financial management to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, reviewing the audit and eliciting the judgment of the independent auditors regarding the quality of the accounting principles applied to our financial statements; and

	•	Evaluating on an annual basis the qualification, performance, and independence of the independent auditors, based on the Audit Committee’s review of the independent auditors’ report and the performance of the independent auditors throughout the year.

Compensation Committee
The Compensation Committee met 9 times during 2017.
Committee Chair: • Oates	Committee Role & Responsibilities:		Committee Notes:
Members: • Dubinsky • Hanser Committee members are independent directors as defined by the NYSE, the SEC, and as determined by our Board of Directors.	•	Reviewing and recommending to our Board of Directors the salaries of all of our executive officers;	During 2017, there were no interlocks or insider participation on the part of the members of the Compensation Committee.
	•	Reviewing market data to assess our competitive position for the components of our executive compensation;
	•	Reviewing executive performance;
	•	Reviewing and approving executive compensation plans;
	•	Making recommendations to our Board of Directors regarding the adoption, amendment, and rescission of employee benefit plans; and
	•	Reviewing the Company’s compensation policies and practices with respect to the Company’s employees to ensure that they are not reasonably likely to have a material adverse effect on the Company.

Proxy Statement 2018	19

Risk Management / Corporate Governance Committee
The Risk Management / Corporate Governance Committee met 5 times during 2017.
Committee Chair: • Grady Members: • K. Brown • Peacock • Westbrook Committee members are independent directors as defined by the NYSE, the SEC, and as determined by our Board of Directors.	Committee Role & Responsibilities:	Committee Notes:

•    Regularly reviewing our aggregate risk exposures and risk management processes with management, including our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer and Chief Compliance Officer;

•    Overseeing the Company’s Enterprise Risk Management program and the Company’s responsiveness to and discussions and compliance with the Federal Reserve Bank of St. Louis and other regulators’ input, reviews and rules;

•    Overseeing the Company’s response to cybersecurity risks;

•    Overseeing the management of risks associated with Board organization, membership, and structure;

•    Overseeing the search for individuals qualified to become members of our Board of Directors and selecting director nominees to be presented for election at the Annual Meeting of our shareholders;

•    Considering nominees for directors recommended by our shareholders; and

•    Reviewing our corporate governance guidelines at least annually and recommending changes to our Board of Directors as necessary.

The Committee has substantially increased its Enterprise Risk Management and cybersecurity oversight in recent years.

In fulfilling its new-director nomination responsibilities, the Committee considers, among other things, each candidate’s strength of character, judgment, career specialization, relevant technical skills, experience, diversity, and the extent to which the candidate would fill a need on the Board of Directors.

Executive Committee
The Committee met 4 times during 2017.
Committee Chair: • Kruszewski Members: • M. Brown • Dubinsky • Grady • Oates • Weisel	Committee Role & Responsibilities:	Committee Notes:

•    The Executive Committee, which consists of our board and board committee chairmen, together with the independent chairmen of affiliated boards, specifically Stifel Bank & Trust.

•    Except to the extent limited by law, between meetings of the full Board, the Executive Committee performs the same functions and has the same authority as the full Board.

The independent members of the executive committee met 4 times in 2017 outside the presence of the non-independent members of the committee.

Proxy Statement 2018	20

OTHER GOVERNANCE MATTERS

Director Nominations by Shareholders

In accordance with the Risk Management/Corporate Governance Committee’s charter and our corporate governance guidelines, the Risk Management/Corporate Governance Committee considers nominees recommended by shareholders and reviews the qualifications and contributions of the directors standing for election each year.

Shareholders may recommend individuals to the Risk Management/Corporate Governance Committee for consideration as potential director nominees by giving written notice to Mark Fisher, our Corporate Secretary, at least 90 days, but not more than 120 days, prior to the anniversary of our preceding year’s annual meeting, along with the specific information required by our By-Laws, including, but not limited to, the name and address of the nominee; the number of shares of our common stock beneficially owned by the shareholder (including associated persons) nominating such nominee; and a consent by the nominee to serve as a director, if elected, that would be required for a nominee under the SEC rules. If you would like to receive a copy of the provisions of our By-Laws setting forth all of these requirements, please send a written request to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. The Risk Management/Corporate Governance Committee has not adopted any specific procedures for considering the recommendation of director nominees by shareholders, but will consider shareholder nominees on the same basis as other nominees. Please also see the procedures described in the section entitled “How can I make a Shareholder Proposal for the 2019 Annual Meeting?” on page 73 of this Proxy Statement.

Code of Ethics and Corporate Governance

In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, we have adopted Corporate Governance Guidelines as well as charters for the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee. These guidelines and charters are available for review under the “Corporate Governance” section of our web site at www.stifel.com. We have also adopted a Code of Ethics for Directors, Officers, and Associates. The Code of Ethics is also posted in the “Corporate Governance” section of our web site, located at www.stifel.com, or may be obtained by any shareholder, without charge, upon request by contacting Mark P. Fisher, our Corporate Secretary, at (415) 364-2500 or by e-mail at investorrelations@stifel.com.

We have established procedures for shareholders or other interested parties to communicate directly with our Board of Directors, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group. Such parties can contact our Board of Directors by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski Chairman of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. All communications made by this means will be received by the Chairmen of the Board and relayed promptly to the Board of Directors or the individual directors, as appropriate.

Relationship of Risk Management to Compensation

The Board of Directors, with the assistance of management, has evaluated our compensation policies and practices for all employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we undertook the following process:

•	We conducted an analysis of our incentive compensation programs by an interdisciplinary team led by our CRO and our outside independent compensation consultant. Other members of the team consisted of employees in risk management, accounting/payroll, legal, internal audit and human resources.

•	This team conducted an initial evaluation of our compensation programs and policies across six elements: (i) performance measures, (ii) funding, (iii) performance period and pay mix, (iv) goal setting, (v) leverage, and (vi) controls and processes, focusing on significant risk areas.

•	The team found that formula-based funding of bonus pools is utilized consistently across the firm. These formulas varied, with most being either commission-based or total-compensation based, with respect to net revenues, taking into consideration operating profits. The team found that the allocation of bonus pools is generally aligned with the employee’s span of control and level of potential contribution. The team also determined that most bonus pools are not distributed on a purely formula basis, but instead based on subjective factors, including longer term performance and ongoing consideration by the employee of the risks involved in the business.

Proxy Statement 2018	21

•	The team also noted the risk mitigation effect of our stock bonus plan allocation formula, which imposes the requirement that a portion of bonus amounts be delivered not in present cash but in the form of restricted stock units and debentures that vest over time.

In light of the above, our Board continues to conclude that our compensation policies in general, and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse impact on the Company.

Age

The Board of Directors has adopted a policy, on the recommendation of its Executive Committee, that each Director, shall not stand for reelection in any year if he or she shall have reached the age of 75 as of the first day of that year and shall transition responsibilities and resign no later than the date of the annual meeting. The Board of Directors may make exceptions to this policy if it determines such exception would be in the firm’s best interest. The Board of Directors has determined, in the desire for an orderly transition, that Mr. Weisel should continue to serve for the time being.

Declassification of the Board

Three of the five director nominees are presently Class II members of the Board. However, in 2016, shareholders approved the Board’s proposal to declassify the board, which is why the 4 other director nominees are already declassified. Accordingly, if elected, each of the members presently nominated will be elected to unclassified one-year terms, rather than to classified three-year terms. All other directors will complete their existing terms before standing for election for one-year terms.

Experience and Diversity

The Risk Management/Corporate Governance Committee of the Board of Directors actively seeks directors who provide the Board with a diversity of perspectives and backgrounds.

The composition of our Board of Directors reflects diversity in business and professional experience, skills, gender and ethnic background.

When considering whether directors and nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Risk Management/Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the individual biographies set forth in this section. These biographies briefly describe the business experience during the past five years or longer, if material, of each of the nominees for election as a director and our other directors whose terms of office will continue after the Annual Meeting, including, where applicable, positions held with us or our principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and information as to the other directorships held by each of them during such five-year period. These biographies also include the specific individual attributes considered by the Risk Management/Corporate Governance Committee and the Board of Directors in coming to the conclusion that each such nominee or current director should serve as a director of the Company.

Proxy Statement 2018	22

CONTINUING DIRECTORS

Michael W. Brown
Director since 2010, age 72 Class III director nominee with term ending in 2019 Committee Service Audit Committee (Chair), Executive Committee

Other Current Public Company
Directorships:

VMWare, Inc. (NYSE: VMW)

Career Highlights

•      Microsoft Corporation, a global software company (NASDAQ: MSFT)

●     Vice President and Chief Financial Officer (August 1994 – July 1997)

●     Vice President – Finance and Treasurer (1989 – August 1994)

•      Deloitte & Touche LLP, a provider of assurance, tax, and business consulting services (1971 – 1989)

Other Professional Experience and
Community Involvement

•      Former Chairman, NASDAQ Stock Market Board of Directors

•      Former Governor, National Association of Securities Dealers

Experience and Qualifications: Mr. Brown has considerable financial and accounting expertise, including eight years of financial leadership with a leading technology company and directorships at other publicly held companies. Mr. Brown also has considerable experience as a director and governor of self-regulatory organizations within the financial services industry. Mr. Brown’s deep technology experience provides the Board and senior management with insight and perspective on technology across the Company, including keen insight and guidance concerning the Company’s cybersecurity efforts.

John P. Dubinsky
Director since 2003, age 74 Class III director nominee with term ending in 2019 Committee Service Compensation Committee Executive Committee

Other Public Company Directorships Within the Past 5 Years: Aegion Corporation (NASDAQ: AEGN)

Career Highlights

•       Chairman, Stifel Bank & Trust
(April 2007 – present)

•       President and Chief Executive Officer, Westmoreland Associates, LLC, a financial consulting company (1995 – present)

•       CORTEX (Center of Research, Technology, and Entrepreneurial Expertise)

●    Board Member (2008 – present)

●    Chairman (2008 – 2016)

●    President and Chief Executive Officer (2003 – 2008)

•       President Emeritus, Firstar Bank (1999 – 2001)

•       Chairman, President, and Chief Executive Officer, Mercantile Bank (1997 – 1999) (until the merger with U.S. Bank National Association, formerly, Firstar Bank, N.A.)

•       President and Chief Executive Officer, Mark Twain Bancshares, Inc.

•       Board Member, Drury Hotels

Other Professional Experience and
Community Involvement

•      Trustee Emeritus, Barnes-Jewish Hospital

•      Trustee Emeritus, Washington University

•      Trustee and Chairman, St. Louis Public Library

•      Trustee, National Public Radio Foundation, Washington, D.C.

•      Vice Chairman, Arch to Park.

Experience and Qualifications: Mr. Dubinsky is a leader in the financial consulting industry and has extensive experience in managing financial institutions. Mr. Dubinsky also has strong experience as a director of other publicly held and large private companies as well as not-for-profit entities.

Proxy Statement 2018	23

Robert E. Grady
Director since 2010, age 60 Class III director nominee with term ending in 2019 Lead Director Committee Service Executive Committee Risk Management/Corporate Governance Committee (Chair)

Other Current Public Company
Directorships:

Maxim Integrated Products, Inc. (NASDAQ: MXIM)

Other Public Company Directorships Within the Past 5 Years: AuthenTec, Inc. (NASDAQ: AUTH), and Blackboard, Inc. (NASDAQ: BBBB)

Career Highlights

•       Partner, Gryphon Investors, a private equity investment firm (2015 – present)

•       Partner and Managing Director, Cheyenne Capital Fund, a private equity investment firm (2009 – 2014)

•       Partner and Managing Director, Carlyle Group, a global alternative asset management firm (2000 – 2009)

●     Member, Management Committee

●     Chairman and Fund Head,
Carlyle Venture Partners

•       Partner and Managing Director, Robertson Stephens & Co. (1993-2000)

Other Professional Experience and Community Involvement

•       Director, Jackson Hole Mountain Resort

•       Chair, St. John’s Hospital (Jackson, WY) Foundation

•       Steering Committee Member,
Wyoming Business Alliance

•       Former Chairman, New Jersey State Investment Council, which oversees the state’s $78 billion pension system

•       Former Chair, National Venture Capital Association

•       Former Deputy Assistant to
President George H.W. Bush, The White House

•       Former Executive Associate Director, Office of Management and Budget (“OMB”),
Executive Office of the President

•       Former Lecturer in Public Management,
Stanford Graduate School of Business

•       M.B.A., Stanford Graduate School of Business

•       A.B., Harvard College

Experience and Qualifications: Mr. Grady has extensive leadership experience in the private equity investment and the broker-dealer segments of the financial services industry. Mr. Grady also has substantial federal and state governmental experience as well as strong academic experience. Finally, Mr. Grady has considerable experience as a director of other publicly and privately held companies.

James M. Oates
Director since 1996, age 71 Class III director nominee with term ending in 2019 Committee Service Compensation Committee (Chair) Executive Committee

Other Public Company Directorships Within the Past 5 Years: Duff & Phelps Select Energy MLP Fund Inc. (NYSE:DSE)

Career Highlights

•      Managing Director, The Wydown Group,
a financial consulting firm
(1994 – present)

•      Chairman, Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company
(1997 – 2011)

•      Chief Executive Officer,
Neworld Bank Corp.
(1985 – 1994)

Other Professional Experience and Community Involvement

•      Board Member, Virtus Funds

•      Board Member and former Chairman,
John Hancock Funds

•      Chairman of the Board, Emerson Investment Management, Inc.
(1995– 2016)

•      Trustee Emeritus of Middlesex School, Concord, Massachusetts

•      Chairman, Connecticut River Bank
(2000 – 2014)

•      Board Member, New Hampshire Trust Company (2000 – 2014)

•      Board member, Connecticut River Bancorp (2000 – 2014)
(PK: CORB.PK)

•      M.B.A., Harvard Business School

•      B.A , Harvard College

Experience and Qualifications: Mr. Oates has led several financial services and consulting firms and has substantial investment experience serving on public company, mutual fund, and private investment boards and committees.

Proxy Statement 2018	24

David A. Peacock
Director as of June 6, 2017, Age 49 Class III director with term ending in 2019 Committee Service Risk Management/Corporate Governance Committee

Career Highlights

•      Schnucks Markets, Inc., President and COO (2017-present)

•      Anheuser-Busch (1992-2012),
President (2008-2012)

•      Chairman, Vitaligent, LLC
(Jamba Juice Corp.’s largest franchisee
in California, Kansas, Missouri and Washington State)

•      Investor and Board Member,
Ronnoco Coffee, LLC

Other Professional Experience and Community Involvement • Chairman, St. Louis Sports Commission • Board of Trustees, Pro Football Hall of Fame • Board of Trustees, Gateway Arch Park Foundation

Experience and Qualifications: Mr. Peacock will bring entrepreneurial, corporate, manufacturing, and marketing expertise to the Board of Directors. In addition, through his service as president of a global consumer brand, Mr. Peacock will bring an in-depth knowledge and expertise in corporate governance, branding, marketing and market presence.

Proxy Statement 2018	25

COMPENSATION DISCUSSION & ANALYSIS

2017 CEO COMPENSATION DETERMINATIONS

The Compensation Committee determined the pay of Mr. Kruszewski utilizing the Committee’s process for decision making and assessments as outlined beginning on page 34, which includes consideration of the pay practices of the firms identified as part of the Company’s peer group on page 45. The Committee took into consideration 2017 firm performance as outlined beginning on page 36, Mr. Kruszewski’s performance relative to his unique goals as well as his individual contribution to overall company achievements, leadership, other factors as outlined on page 27, and a director-led evaluation that includes consideration of a detailed CEO self-assessment.

The following table shows our Committee’s determinations regarding our CEO’s 2017 annual compensation as well as corresponding 2016 and 2015 information. This table is different from the SEC-required Summary Compensation Table on page 57. An explanation of the reasons for the differences between these and our Summary Compensation Tables are described beginning on page 57.

Name		Fixed Compensation		Annual Incentive Compensation
	Year	Base Salary	Stock- Based Salary	Cash Bonus(1)	RSUs, RSAs and Debentures(2)	PRSUs	Subtotal At-Risk	Total Comp.(3)
Ronald J. Kruszewski	2017	$200,000	$100,000	$3,100,000	$3,600,000	$1,000,000	$4,600,000	$8,000,000
	2016	$200,000	$700,000	$2,250,000	$1,500,000	$750,000	$2,250,000	$5,400,000
	2015	$200,000	$600,000	$0	$2,000,000	$3,000,000	$5,000,000	$5,800,000
		Realized Compensation			At-Risk Compensation
		Amount	% of Total	% Change	Amount	% of Total	% Change
	2017	$3,400,000	43%	8%	$4,600,000	58%	104%
	2016	$3,150,000	58%	294%	$2,250,000	42%	(55%)
	2015	$800,000	14%		$5,000,000	86%

(1)	Does not include the special payment to mitigate tax burdens shifted from the Company to Named Executive Officers, detailed on page 53, that were not incentive compensation but part of the Company’s 2017 initiatives relating to the December 2017 federal tax reforms.
(2)	Does not include grants of future stock-based salary, which are reflected under Stock-based salary.
(3)	For differences between this table and the Summary Compensation Table, see page 56, Use of Non-GAAP Measures.

In determining Mr. Kruszewski’s variable compensation for 2017, the Committee specifically noted that:

•	Firm performance for 2017 was strong and Mr. Kruszewski’s specific contributions to this performance were significant.

•	Mr. Kruszewski’s total compensation in 2017 was at the 35th percentile in comparison to CEOs in our peer group.

•	The Committee took the view that the CEO’s total annual compensation should be increased approximately in line with two-year performance. Historically, CEO has broadly tracked the performance of the three primary performance goals established by the Committee. In 2017, with respect to 2016 compensation, the Committee exercised its discretion to reduce senior executive compensation, notwithstanding increases in these primary performance goals in 2016, largely because of 2016 operating difficulties, 2016 declines in many other employees’ compensation and certain 2016 declines in the business that were offset by net-interest income. In exercising its discretion with respect to 2016, the Committee noted that this was not a permanent reduction in relative compensation, as noted that the Committee intended to evaluate 2017 compensation in light of a benchmark that would not reflect its exercise of negative discretion in respect of 2016 compensation.

•	2017 performance was not offset by factors similar to those noted in 2016, so the Committee has followed through on its guidance given in 2017 by setting 2017 CEO compensation in light of a two-year benchmark. The resulting compensation determinations were, on a one-year basis, somewhat higher than one-year 2017 primary performance goal results, which were up nearly 40%, but determinations were in line, on a two-year basis, with two-year primary performance goal results, which were up over 50%.

Proxy Statement 2018	26

Ronald J. Kruszewski, Chairman and CEO

Ronald J. Kruszewski is Chairman of the Board of Stifel Financial Corp. and Stifel, Nicolaus & Company, Incorporated. He joined the firm as Chief Executive Officer in September 1997. Mr. Kruszewski serves on the Board of Directors of SIFMA (Securities Industry and Financial Markets Association) and was appointed by the St. Louis Federal Reserve Board of Directors to serve on the Federal Advisory Council to the Board of Governors of the Federal Reserve System.

Compensation Mix

Financial	Strategic Achievements

  ✓  22nd consecutive year of record net revenue of $2.9 billion, up 14% for the year.

  ✓  Pre-tax margins of 9.2% (GAAP) and 17.1% (non-GAAP).

  ✓  Record non-GAAP net income available to common shareholders of $323 million or $3.99 per common share.

✓ Acquisition of Ziegler Wealth Management. ✓ Introduction of regular quarterly dividend on common shares. ✓ Issued $200 million of senior notes on advantageous terms.
Leadership	Risk Management

  ✓  Led planning and execution of Company’s successful strategy to   take advantage of federal tax reform.

  ✓  Together with Board, supported and promoted Stifel’s Women’s   Initiative Network, launched in 2017.

  ✓  Continued drive to reduce costs firm-wide to improve operating    margins.

  ✓  Led firm culture initiatives, including establishment of the Women’s  Initiative Network

  ✓  Assets increased from $19.1 billion to $21.4 billion which maintaining targeted leverage and risk-weighted capital ratios.

  ✓  Continued strengthening of enterprise risk management, compliance and infrastructure in support of strong asset growth.

2017 CEO Compensation, by Form, Type and Amount:

Proxy Statement 2018	27

	Type	2017	% of Comp.	2016	% of Comp.	2015	% of Comp.
Cash Salary		$200,000	3%	$200,000	3%	$200,000	3%
Stock-Based Salary		$100,000	1%	$700,000	13%	$600,000	10%
Total Fixed Compensation		$300,000	4%	$900,000	16%	$800,000	13%
Cash Bonus		$3,100,000	39%	$2,250,000	42%	$0	0%
Time-Based Deferred (RSUs, RSAs and Debentures)		$3,600,000	45%	$1,500,000	28%	$2,000,000	35%
Performance-Based Deferred (PRSUs)		$1,000,000	12%	$750,000	14%	$3,000,000	52%
Total Variable Annual Incentive Comp		$7,700,000	96%	$4,500,000	84%	$5,000,000	87%
Total Compensation		$8,000,000	100%	$5,400,000	100%	$5,800,000	100%
Total Realized Compensation		$3,400,000	43%	$3,150,000	58%	$800,000	14%
Total At-Risk Compensation		$4,600,000	57%	$2,250,000	42%	$5,000,000	86%

The CEO compensation shown below includes annual incentives (both cash and deferred components) granted for the performance years 2015-2017, together with base salary and the portion of 2016 LTIA awards automatically vesting in the year. Beginning in the performance year 2015, the Committee adopted a new equity vehicle – Performance-Based Restricted Stock Units (PRSUs) as a key long-term incentive plan for the CEO and other named executive officers. For further description of PRSUs see page 49.

CEO Compensation, 2014-17, by Form and Amount:

Alignment of CEO Compensation with Key Performance Measures

Proxy Statement 2018	28

CEO pay increases are generally highly correlated with growth in non-GAAP pre-tax income, revenue and EPS. The below illustrates the growth in each component over the last 5 years. CEO compensation has increased by approximately 56% since 2012. By contrast, the average growth since 2012 in non-GAAP pre-tax income, net revenue and EPS was over 91%, double the growth in CEO compensation during that period. (See “Use of Non-GAAP Measures” on page 56.)

Five-Year Annual CEO Aggregate Income and Average of Primary Performance Goal Results

(Non-GAAP Net Revenue, Non-GAAP Pre-Tax Income and Non GAAP EPS):

2017 Compensation Determinations for Named Executive Officers Other than the CEO

The Compensation Committee determined the pay of the named executive officers other than the CEO utilizing the Committee’s process for decision making and assessments as outlined beginning on page 34. The Committee took into consideration 2017 firm performance as outlined beginning on page 36, individual named executive officer performance relative to their unique goals as well as their individual contribution to overall company achievements, leadership, and other factors as outlined beginning on page 31, and input from the CEO.

The Committee determined that, for 2017 named executive officer’s total annual compensation should be increased approximately in line with two-year performance. Historically, named executive officer compensation has broadly tracked the performance of the three primary performance goals established by the Committee. In 2017, with respect to 2016 compensation, the Committee exercised its discretion to reduce senior executive compensation, notwithstanding increases in these primary performance goals in 2016, primarily because of 2016 operating difficulties, 2016 declines in many other employees’ compensation and certain 2016 declines in the business that were offset by net-interest income. In exercising its discretion with respect to 2016, the Committee noted that this was not a permanent reduction in relative compensation, as noted that the Committee intended to evaluate 2017 compensation in light of a benchmark that would not reflect its exercise of negative discretion in respect of 2016 compensation. 2017 performance was not offset by factors similar to those noted in 2016, so the Committee has followed through on its guidance given in 2017 by setting 2017 named executive officer compensation in light of a two-year benchmark. The resulting compensation determinations were, on a one-year basis, somewhat higher than one-year 2017 primary performance goal results, which were up nearly 40%, but determinations were in line, on a two-year basis, with two-year primary performance goal results, which were up over 50%.

Proxy Statement 2018	29

		Fixed Compensation		Annual Incentive Compensation			Subtotal At-Risk	Total Compen- sation(2)
Name	Year	Base Salary	Stock- Based Salary	Cash Bonus(1)	RSUs, RSAs and Debentures	PRSUs
James M. Zemlyak	2017	$250,000	$62,750	$1,800,000	$1,900,000	$700,000	$2,600,000	$4,712,750
	2016	$250,000	$460,000	$1,380,000	$613,333	$306,667	$920,000	$3,010,000
	2015	$175,000	$420,000	$405,000	$880,000	$1,320,000	$2,200,000	$3,200,000
Victor J. Nesi	2017	$250,000	$65,000	$2,085,000	$2,400,000	$700,000	$3,100,000	$5,500,000
	2016	$250,000	$465,000	$1,620,000	$720,000	$360,000	$1,080,000	$3,415,000
	2015	$250,000	$400,000	$350,000	$1,060,000	$1,590,000	$2,650,000	$3,650,000
Thomas B. Michaud	2017	$250,000	$55,000	$2,800,000	$800,000	$400,000	$1,200,000	$4,305,000
	2016	$250,000	$205,000	$1,320,000	$586,667	$293,333	$880,000	$2,655,000
	2015	$250,000	$150,000	$350,000	$840,000	$1,260,000	$2,100,000	$2,850,000
Thomas W. Weisel(3)	2017	$200,000	$70,000	$1,500,000	$0	$100,000	$100,000	$1,870,000
Thomas P. Mulroy(4)	2017	$250,000	$60,000	$1,374,000	$916,000	$0	$916,000	$2,600,000
	2016	$250,000	$460,000	$1,380,000	$613,333	$306,667	$920,000	$3,010,000
	2015	$250,000	$400,000	$350,000	$880,000	$1,320,000	$2,200,000	$3,200,000

		Realized Compensation			At-Risk Compensation
		Amount	% of Total	Year-on-Year % Change	Amount	% of Total	Year-on-Year % Change
James M. Zemlyak	2017	$2,112,750	45%	1%	$2,600,000	55%	183%
	2016	$2,090,000	69%	109%	$920,000	31%	(58)%
	2015	$1,000,000	31%		$2,200,000	69%
Victor J. Nesi	2017	$2,400,000	44%	3%	$3,100,000	56%	187%
	2016	$2,335,000	68%	134%	$1,080,000	32%	(59)%
	2015	$1,000,000	27%		$2,650,000	73%
Thomas B. Michaud	2017	$3,105,000	72%	75%	$1,200,000	28%	36%
	2016	$1,775,000	67%	137%	$880,000	33%	(58)%
	2015	$750,000	26%		$2,100,000	74%
Thomas W. Weisel(3)	2017	$1,770,000	95%		$100,000	5%
Thomas P. Mulroy (4)	2017	$1,684,000	65%	(19%)	$916,000	35%	(>1%)
	2016	$2,090,000	69%	109%	$920,000	31%	(58)%
	2015	$1,000,000	31%		$2,200,000	69%

(1)	Does not include the special payment to mitigate tax burdens shifted from the Company to Named Executive Officers, detailed on page 53, that were not incentive compensation but part of the Company’s 2017 initiatives relating to the December 2017 federal tax reforms.
(2)	Does not include grants of future stock-based salary, which are reflected under Stock-based salary.
(3)	2017 is the first year for which Mr. Weisel is a named executive officer.
(4)	Mr. Mulroy retired as President and Co-Director of the Institutional Group on June 6, 2017.

Proxy Statement 2018	30

James M. Zemlyak Co-President and CFO

James M. Zemlyak has served as Chief Financial Officer of Stifel Financial Corp. since February 1999 and was named Co- President in June 2014. Mr. Zemlyak was Treasurer of Stifel Financial Corp. from February 1999 to January 2012. Mr. Zemlyak has been Chief Operating Officer of Stifel, Nicolaus & Company, Incorporated since August 2002 and Executive Vice President since December 2005. In addition, he served as Chief Financial Officer of Stifel, Nicolaus & Company, Incorporated from February 1999 to October 2006.

Compensation Mix

2017 Performance Highlights

✓  Record Global Wealth Management Revenue of $1.8 billion

✓   Achieved strong Global Wealth Management performance with an essentially unchanged number of financial advisors

✓   Maintenance of performance while managing to a slight reduction in compensation ratio

Victor J. Nesi, Co-President and Director of the Institutional Group

Victor J. Nesi joined Stifel in 2009 and was named Co-President of Stifel Financial Corp. in 2014. In addition, he is Co- Director of the firm’s Institutional Group. In his 25-year investment banking career, Mr. Nesi has worked closely with clients on strategic advisory projects totaling in excess of $200 billion, including exclusive sales, cross-industry mergers, restructurings, and domestic and cross-border acquisitions. On the financing side, Mr. Nesi has advised clients on investment-grade and non-investment-grade debt, as well as on numerous equity and equity-linked transactions, including the then largest IPO in U.S. history, the AT&T $10.6 billion carve-out of AT&T Wireless.

Compensation Mix

2017 Performance Highlights

✓  Record Institutional Group net revenues of $1.1 billion

✓  Record Investment Banking Revenue of $727 million

✓  Record Advisory revenue of $361 million

✓   Record Capital Raising revenue of $366 million

✓   Improved integration of investment banking across multiple broker-dealers within Stifel, resulting in substantial investment fees from cross-Stifel teams

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Thomas B. Michaud, Senior Vice President, President and CEO of Keefe, Bruyette & Woods

Thomas B. Michaud has been with Keefe, Bruyette & Woods for more than three decades. He was named President and Chief Executive Officer of KBW in October 2011, having served as Vice Chairman and Chief Operating Officer since 2001. KBW became a wholly owned subsidiary of Stifel Financial in February 2013 and Mr. Michaud served on our Board of Directors from 2013 until 2017. He has served as Senior Vice President of the company since 2013. Under his leadership, KBW has become one of the leading investment banking firms to the financial services industry. The company is regularly recognized for its leadership in the areas of equity research, mergers and acquisitions, capital raising and equity trading. Mr. Michaud maintains strong personal relationship with industry leading executives and has been instrumental in many of KBW’s largest transactions. Mr. Michaud’s views on the financial services industry are frequently sought by corporate clients, boards and the media.

Compensation Mix

2017 Performance Highlights

✓  KBW advised on 10 of the 12 largest, and 25 of the 50 largest U.S. bank mergers

✓  50% year over year revenue growth at KBW

✓  Record year for advisory revenue in the 55 year history of the KBW franchise

✓  KBW was again recognized by Greenwich Associates for the quality and leadership of its equity research and equity sales and trading services

Thomas W. Weisel, Senior Managing Director

Mr. Weisel has extensive entrepreneurial and operational experience in the financial services industry, notably his founding and development of the investment firms of Thomas Weisel Partners Group, Inc. (“TWPG”) and Montgomery Securities prior to joining the Company. Since joining the Company in in 2010, Mr. Weisel’s strategic direction and business development leadership has contributed to the Company’s overall growth and market success, particularly on the West Coast. Mr. Weisel serves on the Company’s Board of Directors.

Compensation Mix

2017 Performance Highlights

✓  Senior leadership within the Board of Directors.

✓  Successful development of Company’s franchises on the West Coast.

✓  Continued focus on attracting new business and retaining key talent within sectors previously served by TWPG.

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Thomas P. Mulroy, Retired as President and Co-Director of the Institutional Group

Thomas P. Mulroy retired as President and Co-Director of the Institutional Group on June 6, 2017. Mr. Mulroy joined Stifel in 2005 as part of the firm’s acquisition of Legg Mason Capital Markets. He was named Co- President of Stifel Financial Corp. in 2014 and has served as a Director of Stifel Financial Corp. and Executive Vice President and Director of Stifel, Nicolaus & Company, Incorporated since December 2005. As Co-Director of Stifel’s Institutional Group, a position he’s held since July 2009, Mr. Mulroy is responsible for overseeing institutional equity and fixed income sales, trading, and research. From December 2005 through July 2009, he served as Executive Vice President and Head of Equity Capital Markets.

Compensation Mix

2017 Performance Highlights

✓   Record Institutional Group net revenues of $1.1 billion

✓   Record Investment Banking Revenue of $727 million

✓   Record Advisory revenue of $361 million

✓   Record Capital Raising revenue of $366 million

✓   Successful transition of business leadership in preparation for retirement as President and Co-Director of the Institutional Group

COMMITTEE PROCESS AND 2017 DETERMINATIONS

Committee Views of Proportion and Form of Compensation

The Committee continued to emphasize “At-Risk” (deferred) compensation in determining the annual incentive compensation of the CEO the other named executive officers.

The Committee divides the various elements of compensation described above in “Key Executive Compensation Program Elements” into two categories: compensation that is “Realized” because it is not subject to forfeiture and compensation that is “At-Risk” because it is subject to forfeiture. As described above, the Committee considers At-Risk compensation to include grants of PRSUs, RSUs, RSAs and debentures, which are all the forms of deferred compensation granted to named executive officers. The Committee considers Realized compensation to include all fixed compensation (base salary and stock-based salary), as well as variable compensation that is not deferred (namely, cash bonuses).

The Committee believes that At-Risk compensation is valuable as a retention tool for the straightforward reason that it is subject to time vesting. By contrast, cash does not have a retention component. The Committee believes that the retention component of variable compensation is important in the case of named executive officers, and particularly with respect to the CEO. Accordingly, the Committee has determined that the allocation of variable compensation among Realized and At-Risk compensation for the CEO and other named executive officers in respect of 2017 will be as shown in the following table:

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2017 Allocation of Deferred and “At-Risk” Annual Incentive Compensation:

Named Executive Officer	Cash	At-Risk (Deferred) Compensation
CEO	43% of Annual Incentive Compensation	58% of Annual Incentive Compensation
Other Continuing Executive Officers, Average	54% of Annual Incentive Compensation	46% of Annual Incentive Compensation
Committee Assessment:	Realized and Not Retentive	At-Risk and Retentive

All deferred compensation is valuable as a retention tool for the straightforward reason that it is subject to time vesting. RSUs and PRSUs additionally align incentives because their value ultimately reflects fluctuations in the share price of Company stock. PRSUs reinforce this alignment because their value is linked not only to share price but also to the attainment of certain performance metrics.

The Committee believes that those attributes of RSUs and PRSUs make those awards more At-Risk from the perspective of the Executive Officer, with PRSUs being the most At-Risk. By comparison, the Committee determined that debentures are, by contrast, least At-Risk from the perspective of the Executive Officer because their value is determined at the grant date and does not vary based on the future performance of the firm, although their realization is contingent on additional years of service.

The Committee’s Process for Decision Making

Our Roadmap for Compensation
1. Identify Key Metrics (Quant. & Qual.)	2. Establish Peer Group, Gather Market Pay and Shareholder Input	3. Review of Performance and Market	4. Make Year-End Pay and Performance Decisions	5. Determine Form and Allocate Awards

Financial Objectives: growth in earnings; net income and revenue Long-Term Objectives: increase ROE and book value; enhance return to shareholders

Strategic Objectives: integration of acquisitions; organic growth

Ongoing solicitation of shareholder input and incorporation of shareholder compensation priorities

Independent consultant assisted the Committee with:

●   identifying peer companies;

●  gathering peer and supplemental market pay data for Committee reference.

Periodic updates during the year

●  from the CEO:

●  firm performance;

●  segment performance;

●  individual Executive Officer performance.

Yearly updates from

independent

consultant:

●  relative performance;

●  competitive pay levels;

●  alignment of pay and performance;

●  market trends.

Committee decisions based on results of the incentive framework (see below) that include an in depth review of company, CEO and other Executive Officer performance across multiple factors.

Pay for Executive Officers other than the CEO recommended by CEO, subject to Committee approval.

Committee awarded 2017 incentive compensation in the form of cash, stock-based salary, and bonuses composed cash, RSU, RSA, PRSU and, (for some Executive Officers) debenture components.

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Incentive Assessment Framework

The committee evaluates Named Executive Officer incentive compensation based on various factors. The following is an assessment based upon primary performance goals, additional considerations, strategic goals and overall company performance. See “Use of Non-GAAP Measures” on page 56 for a description of how and why the Non-GAAP measures differ from GAAP measures.

2017 Results of Incentive Assessment Framework

Primary Performance Goals	2017 Result	Year-Over-Year Change

• Non-GAAP Net Revenue	$2.93bn	ñ 13.5%

• Non-GAAP Pre-Tax Net Income	$501M	ñ 50.0%

• Non-GAAP EPS	$3.99	ñ 52.2%
Company Performance on Other Primary Goals	Below	Meets
Additional Considerations	2017 Result	Year-Over-Year Change

• Non-GAAP Return on Common Equity	17.9%	ñ 9.1%

• Total Shareholder Return (price increase + dividend)	$10.31	ñ 35.8%

• Non-GAAP Pre-Tax Margin on Net Revenues	20.1%	ñ 7.1%

• Book Value Per Share	$38.26	ò 1.5%

• Non-GAAP Comp to Revenue Ratio	61.2%	ò 1.6%

• Total Capitalization of Stifel Financial Corp.	$4.22bn	ñ 9.0%
Company Performance on Additional Considerations	Below	Meets
Performance Categories	Achievements

• Financial Results	See pages 27 to 33 for detailed description of achievements in these four categories in relation to each named executive officer.
• Strategic Achievement
• Leadership
• Risk Management
Company Performance on Strategic Goals	Below	Meets
Overall Company Performance	Below	Meets

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2017 FIRM PERFORMANCE

We Continue to grow and invest in our future
22 Years	+19%	Acquisitions & Dividends	Expense Control	+11.8%

2017 was our 22nd consecutive year of record net revenues, with near-record non-GAAP pre-tax net income and record revenues both in our Global Wealth Management segment and in our Institutional segment.

	Our stock price was up $9.61 at the end of 2017, up more than 19% for the year.	During 2017, we acquired City Financial and announced our acquisition of Ziegler Wealth Management. We also commenced quarterly dividends on our common shares.	We successfully controlled our compensation and non-compensation expenses.	We grew our assets to $21.38 billion, up 11.8% for the year.

See Use of Non-GAAP Measures at page 56.

2017 Segment Performance, Balance Sheet and Infrastructure Highlights

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(1)	Operating results are from continuing operations. Non-GAAP measures reflect adjustments for: acquisition-related charges, including duplicative expenses, certain litigation-related expenses and certain tax benefits. See Use of Non-GAAP Measures at page 56.

Relative Performance of Common Stock

We have delivered strong financial performance over a sustained period of time. Over the last 10 years, Stifel has significantly outperformed peer companies and the S&P 500 Financials Index. Our stock exhibited very strong relative and absolute performance during the 2008 through 2010 period, which is a factor in some of our relative performance against peers and benchmarks over the last 5 years, 2013 through 2017. The Committee considers the Company’s return to shareholders as part of the incentive assessment framework described here.

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10-year relative performance of SF Common Stock, Peer Group, and S&P 500 Index:

5-year relative performance of SF Common Stock, Peer Group, and S&P 500 Index:

The peer group reflected in the charts above is as described on page 45.

Relative Performance	10-Year Growth	CAGR	5-Year Growth	CAGR
SF Common Stock	155.0%	9.8%	86.3%	13.3%
Peer Group(1)	42.9%	3.6%	77.4%	12.1%
S&P 500 Index	82.1%	6.2%	87.5%	14.3%
(1) The peer group is described on page 45.

Additional Performance Indicators	2017	2016	2015
Non-GAAP Return on Equity	17.9%	8.1%	18.4%
Total Shareholder Return	$10.31	$7.59	($8.66)
Non-GAAP Pre-Tax Margin on Net Revenues	20.1%	13.0%	13.0%
Book Value Per Share	$38.26	$38.84	$37.19
Non-GAAP Compensation to Revenue Ratio	61.2%	62.8%	63.0%

Proxy Statement 2018	38

2017 Strategic Execution

Stifel continued in 2017 to execute on its strategy of building a premier wealth management and investment banking firm by means of organic growth and opportunistic acquisition. Each acquisition in 2017 has fit Stifel’s differentiated value proposition of growth, scale and stability that blends many of the advantages, but avoids most of the weaknesses, of larger bulge bracket and smaller boutique firms. We execute strategic opportunities only when accretive:

Strategic Opportunity Evaluation

Accretive to our Shareholders	Accretive to our Associates	Accretive to our Clients	Accretive to our Partners

To our shareholders, through expected revenue and EPS growth in a reasonable timeframe.	To our associates, through additional capabilities and new geographies.	To our clients, through greater relevance and expanded product offerings.	To our new partners, through the stability of Stifel’s size and scale, coupled with a significant retention of their own ability to direct their own businesses.

Our Board of Directors and the Committee understand that Stifel executes on strategic opportunities to maximize retention and tax benefits. The result is non-GAAP charges to earnings, as opposed to an increase of goodwill on our balance sheet. All of those elements of our acquisition strategy result in tangible benefits to Stifel. Conversely, we do not structure our acquisitions to improve GAAP treatment in the absence of other, compelling tangible benefits. This strategy for executing acquisitions is the most important reason we describe both GAAP and non-GAAP results: the non-GAAP results illuminate how we structure and view our strategic acquisitions.

Stifel’s acquisitions are a catalyst for organic growth. Consistent with our approach to a balanced business model, acquisitions and organic expansion of our existing businesses are roughly equal sources of our growth since 2005. We position Stifel to take advantage of opportunities to add talented professionals, services, products and capabilities, whether the vehicle is an acquisition or organic hiring.

Significant Progress in Strengthening Controls and our Culture

We are a firm that has grown tremendously over the past decade and anticipate continued growth through the next decade. We believe that a strong and sustainable control environment is integral to achieve this end. And we have committed the effort and resources to build a platform for growth by continually enhancing our risk and control practices.

•	Ongoing Risk Management. Stifel continued to conservatively manage its balance sheet, capital, liquidity and overall risk in 2017. The Board’s Risk Management / Corporate Governance Committee oversees major risk exposures, including market, credit, capital & liquidity, operational, regulatory, strategic and reputational risks. Our Enterprise Risk Management program, under the direction of our Chief Risk Officer, and other members of the firm’s management have prepared a series of risk appetite statements that articulate our overall risk culture. The Board’s Risk Committee reviews and approves risk appetite statements at least annually and receives at least quarterly updates on the firm’s adherence to them. The Board’s Risk Committee also receives quarterly risk assessments that identify, measure, and monitor existing and emerging risks, in addition to any changes to internal controls. In addition, the Board’s Risk Committee reviews the potential effect of significant matters and decisions on the Company’s reputation.

•	Cybersecurity. The Company, including its Board and senior management, devote significant time and resources to dynamic and growing cybersecurity defense. The Company’s cybersecurity architecture and layered technologies are carefully considered. Security personnel provide ongoing threat monitoring and work across technology disciplines to monitor cyber threats. The Company’s team of security architects guides and coordinates internal and external protections. Other teams focus on assurance and continually monitor and test effectiveness. Management and the Board oversee these and other measures both directly and through the Risk and Corporate Governance Committee.

Proxy Statement 2018	39

•	Investing in our infrastructure. We have continued to build out the infrastructure that enables us to continue to execute on our growth strategies, by bolstering our risk management, compliance, and internal audit functions, and ensuring that we fully comply with new and existing regulatory requirements. For example, we have made significant additions to our staff who stress-test risk exposures and monitor compliance with rules and regulations. We have also significantly augmented the tools available to this staff. Likewise, we developed a number of new oversight capabilities to carefully manage risk in select Private Client Group business areas. And in the Technology and Operations areas we developed a number of new cross team communication capabilities as well as enhanced system monitoring tools and procedures. And in the Technology and Operations areas we continue to invest in personnel and technology systems that enhance frim-wide communication by providing project transparency and ongoing system monitoring. In addition, our internal audit team performed scores of internal audits in 2017.

•	Investing in Process Improvements and Controls. We continued to enhance our overall control environment by implementing new capabilities, policies and procedures that ensure effective management of our systems. A new set of internal committees and task forces have been formed to evaluate areas for improvement across the operational platform on an ongoing basis. Similarly, a number of procedures have been implemented to periodically review existing business controls in addition to the implementation of new controls. Management supports the necessary investments required to continuously improve the Company’s systems and controls.

•	Building on our strong relationships with regulators. Stifel recognizes the critical importance to the safety and soundness of our firm, and the value to our growth strategy, of building on the strong relationships we maintain with our regulators. Our history of growth in the heavily-regulated financial services industry, both organically and through acquisitions, is evidence of this commitment.

Enhancing the Customer Experience to Deliver Sustained Performance

Stifel has invested significantly to enhance its wealth management platform including improved client reporting and digital access capabilities, as well as better financial and estate planning capabilities for the to the Global Wealth Management segment. Stifel has invested significantly to integrate wealth management capabilities, including enhanced client reporting and financial and estate planning to the Global Wealth Management segment. These investments help our financial advisors provide transparency and deliver solutions to clients that are tailored to their particular needs. Likewise, through prudence, training and relationship building, we are bringing lending solutions to clients seeking liquidity.

In 2017 the firm began work on a completely upgraded next generation client access system and mobile access tool-set. These investments are being made to enhance the client experience, further strengthen security, and deliver new functionality to clients. The firm also began implementing a new performance reporting system that will cover all client accounts across the firm. When complete, the client reporting initiative will greatly enhance the ability for financial advisors and clients to understand exactly how their portfolios are performing and what is driving performance across those portfolios.

Proxy Statement 2018	40

Investment in our People

Much of the value of our franchise and brand is a direct result of the quality and effectiveness of our employees. Our ability to maintain our franchise and financial performance over the long-term depends upon our ability to continue to attract and retain high-quality employees.

Strengthening our Associates

Employee Development	Management Development	Succession Planning	Diversity
In 2017, as in prior years, we have invested in cross-training and continuing education for our team.

Several departments in 2017 established management development programs that identify and prepare leaders within our firm for wider institutional responsibilities. These programs are part of our formal annual performance appraisal process.

The Board has established the Office of the President and developed a succession plan. The Board discusses succession planning in its executive sessions.

Stifel nurtures a culture which values the diversity of its work force and encourages independent thinking by all our associates, regardless of background or role within our firm. By listening to our associates from our various acquisitions, Stifel integrates best practices and strengthens the firm.

KEY PAY PRACTICES

Our Compensation Committee considers the design of our executive compensation program to be integral to furthering our Compensation Principles, including paying for performance and effective risk management. The following chart summarizes certain of our key pay practices.

What We Do and Don’t Do

✓  Emphasize annual incentive compensation tied to company and individual performance

✓  Encourage stock ownership by deferring a portion of annual compensation in the form of RSUs and RSAs and awarding long-term incentives with multi-year vesting periods of three, five or ten years

✓  Maintain stock ownership guidelines; currently, all executives exceed guideline

✓  Focus Executive Officers on our long-term performance with the award of PRSUs based on ROE performance

✓  Utilize a formal process and incentive framework to set Executive Officer compensation

✓  “Double trigger” on equity awards

✓  Retain an independent consultant

✓  Conduct annual risk review

✓  Engage with shareholders

X  No Excise tax “gross-ups”

X  No CIC severance

X  No employment agreements

X  No SERPs

X  No hedging, short selling, or use of derivatives

X  Pledging by insiders requires Committee approval

X  No excessive perquisites

X  No repricing of options

X  No option timing or pricing manipulation

Proxy Statement 2018	41

THE COMMITTEE’S COMMITMENTS AND PRINCIPLES

During 2017 the Committee further reviewed its process for setting goals, evaluating performance and making pay decisions, building on its significant improvements in 2015 and 2016. The review and articulation of our pay purposes, commitments and process is in direct response to comments and other input from our shareholders that have asked us to provide greater transparency by describing in more detail the quantitative and qualitative factors and the evaluation process used to determine awards.

Our executive compensation practices are designed to advance Stifel’s goal of being a leading wealth management and investment banking company that is entrepreneurial and appropriately manages risk. We grow and take advantage of opportunities, whether they present themselves as organic growth prospects, as talent to attract or as businesses to acquire. To this end, our executive compensation program emphasizes annual incentive compensation that aligns our executives’ compensation to Stifel’s long-term performance. This program is overseen by the Committee. This overarching purpose of driving long-term value creation is supported by the following commitments:

Committee Commitments

Transparency

•	The Committee identifies the compensation principles that determine the compensation decision process and makes the specific decisions that result from that process.

Alignment

•	The Committee determines the forms and proportions of compensation to align named executive officer compensation to Stifel’s long-term performance.

•	The process by which the Committee makes its decisions includes consideration of the entire factual framework, including both:

•	Quantitative factors, such as those used in the formula for realization of PRSUs and

•	Non-quantitative factors such as stewardship of risk controls.

Orderly Decision-Making

•	The Committee’s annual decision making process is structured to yield orderly, timely, individual executive compensation decisions.

•	The Committee requires a full, enumerated factual basis be put before it prior to making its annual compensation decisions.

•	The Committee consults with an outside compensation consultant to provide market data in connection with its compensation determinations for our CEO and other named executive officers and for other guidance in compensation process decision making.

•	The Committee obtains data on peer practices and uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay.

•	The Committee disciplines its exercise of judgement by use of these facts, principles and process and framework, in order to set compensation in the best interest of the Company and its stakeholders.

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Balancing Role Relevance with Cultural Cohesion

•	The Committee sets the mix of forms of compensation to be relevant to the role of each executive.

•	For example, a front-line financial professional is often paid primarily on revenue produced.

•	By contrast, senior executives must also ensure conversion of revenues to net income, which the Committee takes into account for senior executive compensation.

•	But the Committee also strives to foster to the cohesive culture that remains essential to Stifel’s success by constraining these role-prompted differences to those essential to maintain relevance.

•	To the extent role differences do not compel compensation differences, the mix of forms of compensation should be kept similar across the organization.

Responsibility

•	The Committee has ultimate responsibility for compensation decisions.

•	The Committee will not duck its responsibility, whether by excessive delegation or through simplistic weighting or excessively formulaic approaches, which can have unintended consequences, fail to capture vital non-quantitative factors, and lead to potential misalignment of interests between the firm and its executives.

•	No single metric or formula can substitute for the Committee’s informed exercise of judgment.

•	The Committee’s process for analyzing facts and making considered determinations, including its decision to continue using formula-based PRSUs as a component of compensation, has kept true to its responsibility to align executive pay with firm performance and foster long-term value creation, proper risk management and firm values.

Prudence

•	The Committee expects Stifel’s executives to act prudently on behalf of shareholders and clients, regardless of day-to-day market conditions and other events.

•	This expectation could be undermined by a strictly formulaic program, which could encourage executives to place excessive weight on achieving a narrow metric at the expense of other goals, and at the expense of balancing goals in tension.

•	The Committee instead remains determined to set compensation informed both by quantifiable, formula-driven factors and by less quantifiable factors, such as risk management, disparities between absolute and relative performance levels and recognition of key individual achievements.

Benefits of Discretionary Elements within our Compensation Program

•   Our business is dynamic and requires us to respond rapidly to changes in our operating environment. A rigid, formulaic program based on metrics could hinder our ability to do so and could have unintended consequences.

•   Our program is designed to encourage executives to act prudently on behalf of both shareholders and clients, regardless of prevailing market conditions. This goal could be compromised by a strictly formulaic program, which might incentivize executives to place undue focus on achieving specific metrics at the expense of others.

•   Strictly formulaic compensation would not permit adjustments based on less quantifiable factors such as unexpected external events or individual performance.

•   Equity-based awards comprise a significant portion of annual variable compensation for our Named Executive Officers and help to ensure long-term alignment without the disadvantages of purely formulaic compensation.

Our Compensation Committee has listened to shareholder feedback and made changes to our compensation program over time, which have helped to ensure that our executive compensation program continues to be appropriately aligned with our compensation principles.

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Committee Principles

The Committee’s determinations of pay and assessments of performance are governed by stated principles, a defined process and an objective framework.

We pay for performance, with a focus on long-term shareholder interests	Our pay practices foster the entrepreneurial, meritocratic culture that attracts the talent to sustain our demonstrated success.	We provide pay decision transparency and alignment pay to a framework of internal and external facts.	Stated, objective criteria are the basis for assessing Company and named executive officer performance and making pay decisions.

Our executive compensation strategy is designed to advance Stifel’s goal of being a premier wealth management and investment banking company. Stifel is an entrepreneurial meritocracy that manages its risks conservatively. We take advantage of opportunities, whether they present themselves as organic growth prospects, as talent to attract or as businesses to acquire. Accordingly, the Committee’s executive compensation program emphasizes compensation that is aligned with our company’s performance.

Pay for Performance	Focus on Long-Term Shareholder Interests	Pay to Retain and Attract	Maintain Compensation Governance

Over 75% of continuing named executive officer pay is based on performance and delivered through cash and equity vehicles tied to annual or multiple-year future performance that align our interests with the interests of our shareholders

Over 64% of continuing named executive officer pay is delivered in equity

CEO pay reflects firm performance

Our program encourages share ownership and includes performance measures that enhance long-term shareholder value

Since 1997, a significant portion of named executive officer pay is deferred and, in combination with our stock ownership guidelines, has led to significant share ownership (approximately 3.1% of total shareholding)

Financial services is a highly competitive industry; we work to configure and size pay prudently to attract and retain top talent

The Committee reviews pay among competitors, but does not target a specific percentile when approving compensation for named executive officers

Committee is composed of five independent directors and held 9 meetings in 2017

Committee utilizes the services of an independent compensation consultant

Independent consultant gathers competitive information on pay and performance so that the Committee is aware of current market developments and practices

Committee monitors and assesses named executive officer performance in making year-end pay decisions

In evaluating executive compensation program, the Committee annually considers shareholder advisory vote and feedback from its meetings with shareholders

Proxy Statement 2018	44

Balancing Short- and Long-Term Incentives with “Realized” and “At-Risk” Compensation

The Committee recognizes importance of striking a balance between long-term incentives linked to shareholder returns and short-term incentives linked to the annual performance of the Company. The Committee considers such factors as the level of cash salary, stock-based salary, annual incentive compensation, long-term incentive compensation, and the overall equity ownership of the Company’s CEO and other named executive officers. On balance, the Committee strives to emphasize long-term incentives linked to shareholder returns while recognizing the importance of annual performance compensation. In doing so, the Committee assesses each component of compensation as to its emphasis on short-term verses long-term incentives. In addition, when assessing the incentive of various components of compensation, the committee considers whether the compensation is “Realized” (meaning that it is not forfeitable) or “At-Risk” (meaning that it is potentially forfeitable because it is subject to time- or performance-based vesting).

The Importance of Stock Ownership

The Committee considers the overall level of equity ownership maintained by an executive officer as important indicia of the alignment of that individual with shareholders. The Committee understands the importance to shareholders of total stock returns and, therefore, takes into consideration the stock ownership of the CEO and the other named executive officers when determining the compensation system. More generally, the Committee views share ownership as an important factor that, even before compensation decisions for a particular year are made, aligns the senior management with shareholders.

Independent Compensation Committee Consultant and Identification of Peer Group

In 2017, the Committee continued to retain Compensation Advisory Partners LLC (“CAP”) as the Committee’s independent Compensation Consultant. CAP reports directly to the Committee, attends Committee meetings, and provides executive compensation related services. These services include reviewing this compensation discussion and analysis, advising on compensation program design such as the new PRSUs and peer company selection, providing market data on executive compensation trends and named executive officer compensation levels, and assisting Committee with evaluation of pay-for-performance alignment.

As in the prior year, the Committee considered the conflicts-of-interest related considerations for retention of a compensation consultant set out in the NYSE’s listing standards.

In 2017, CAP identified and the Committee adopted a single “peer group” as a reference group for the Committee’s review of pay and performance and market practices. Our peer group is composed of companies operating in the investment banking, brokerage and asset management businesses that are of similar size, by revenue, assets, income, market cap and total shareholder return.

Peer Group
Affiliated Managers Group Inc.	Invesco Ltd.	Northern Trust Corp.
Ameriprise Financial, Inc.	Lazard Ltd.	Piper Jaffray Companies
E*TRADE Financial Corp.	Legg Mason, Inc.	Raymond James Financial, Inc.
Evercore Inc.	Leucadia National Corp.	T. Rowe Price Group, Inc.
Greenhill & Co., Inc.	LPL Financial Holdings Inc.	TD Ameritrade Holding Corp.
Houlihan Lokey, Inc.	Moelis & Company

KEY EXECUTIVE COMPENSATION PROGRAM ELEMENTS

The Committee seeks to utilize a balanced mix of compensation elements to achieve its goals, with total compensation for our executive officers heavily weighted towards variable elements that reward performance. The following table describes each component of our executive compensation program, how it is determined, and the purpose or purposes we believe it accomplishes. “Realized” compensation is paid (or vests) to the Executive Officer either during or on account of the year and is of fixed realizable value and ordinarily available to the Executive Officer. “At-Risk” compensation, by contrast, is delayed and subject to future conditions. An executive officer risks losing this compensation on account of these conditions not being met.

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Fixed Compensation & Benefits

Base Salary	Stock-Based Salary	Retirement Plans	Other Benefits

Provides a base level of fixed pay.

Consistent with our compensation principles, Stifel maintains modest salary levels and provides most of its compensation in the form of variable incentive compensation.

Base salary for CEO and most Executive Officers has not increased in recent years.

Stock-based salary is the annually vesting portion of certain periodically-granted awards that are considered as part of an executive officer’s salary.

Vesting for LTIAs may accelerate to 5 years based on predetermined EPS goals, furthering alignment with shareholder interests.

401(k) facilitates tax-advantaged retirement savings

Named executive officers participate in the same retirement plans available to employees generally.

Profit sharing plan with a match of up to 50% of the first $2,000 in employee contribution to 401(k) plan.

Maintains alignment between named executive officers and other employees by limiting additional perquisites.

Benefits provided to named executive officers are generally in line with those available to other employees.

Limited Executive Officer perquisites.

Annual Variable Compensation

Cash Bonus	Debentures	RSUs and RSAs	PRSUs

Provides a competitive annual incentive. Aligns executive with shareholder interests in annual performance.	Aligns executive with shareholder interests in annual performance. Encourages retention by vesting over 5 years.

Aligns executive with shareholder interests in both annual performance and share value growth.

RSUs encourage retention by vesting over 5 years. RSAs encourage retention by becoming unrestricted over 5 years, on equivalent terms to RSUs.

Aligns executive with shareholder interests in both annual performance and share value growth. Encourages retention by vesting over 5 years. Performance depends on achievement of pre-set 4-year goals.

Varies annually based on Company and individual performance.

Structured to better align total pay with overall Company performance.

Tied to incentive framework, which includes key corporate, strategic and individual performance indications.

Decisions also based on individual goals and performance of business segment.

Capped by the shareholder approved Executive Incentive Performance Plan (“EIPP”).

Performance based: directly tied to achievement of specific goals over a 4-year period. Metrics are TSR, Non-GAAP ROE, Non-GAAP Pre-Tax Income and Non-GAAP EPS.

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The Committee’s Perspective on the Compensation Elements

The following section describes the Committee’s views on how each element of compensation fits within the Committee’s perspective on short-term vs. long-term incentives and within the Committee’s framework of “Realized” vs. “At-risk” compensation.

Base Salary

The Committee views base salary as a short-term incentive and a component of Realized annual compensation. As such, we pay relatively low levels of base salary compared to the market due to our variable pay-for-performance philosophy. The Committee does not emphasize base salary.

Stock-Based Salary

Stock-Based Salary consists of the annually vesting amount of the Long Term Incentive Awards (LTIAs) and the portion of the restricted stock awarded in late 2017 that vests in the relevant year (2018-22). The Committee views stock-based salary as a long-term incentive that is both “Realized” (in the sense that it is not subject to further vesting in the year it is counted as stock-based salary) and “At-Risk” (in the sense that it is forfeitable between the date it is granted and the date on which it vests). Furthermore, the value of stock-based salary is tied to the performance of Stifel stock between the grant date and the vesting date, which serves the purpose of further aligning named executive officers’ incentives with shareholders. As such, this component of compensation balances the objectives of both short-term and long-term incentives.

In 2017, Messrs. Kruszewski, Zemlyak and Nesi received restricted stock awards that the Compensation Committee viewed as part of compensation for future years as described on page 54. In 2018, the Compensation Committee awarded Stock-Based Salary with respect to 2018 and years following to Mr. Michaud in the amount of $700,000.

The Compensation Committee has decided that, with respect to compensation for 2017 and following, the Compensation Committee will not include LTIAs awarded prior to 2016 as part of Stock-Based Salary in view of the basis on which they were granted at the time.

Annual Incentive Compensation

The Committee has established an annual incentive compensation program for the named executive officers that provide a significant portion of the total annual compensation paid to each of the named executive officers. The objective of the annual incentive compensation portion of the executive compensation program is to provide cash and deferred compensation (RSUs, RSAs and debentures) that is variable based upon (i) the financial performance for our Company and the business units in which the executive officer serves and (ii) a qualitative evaluation of the individual executive officer’s performance for the year.

Components of Annual Compensation
Cash	Time-based deferred compensation	Performance-based deferred compensation

Cash, which the Committee views as a short-term incentive and a component of Realized annual compensation.

Time-based deferred compensation, which the Committee views as a long-term incentive and a component of At-Risk annual compensation. Generally, time-based deferred compensation has been a combination of restricted stock units and debentures.

Performance-based deferred compensation, which the Committee views as a long-term incentive and a component of At-Risk annual compensation. This third component was first introduced in 2016 as part of compensation for 2015.

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Collectively, the above three compensation elements comprise Annual Incentive Compensation, which is the most important part of Compensation determined by the Committee each year. In making that annual determination, the Committee has developed a facts-based, performance-focused framework by which it assesses named executive officer performance and sets compensation against clearly stated and measured company and business goals. At the beginning of each year, the Committee identifies key objectives and goals that will be used to determine overall company performance as well as individual goals for our named executive officers.

For 2017, these objectives include the quantitative and qualitative criteria identified in the table on page 35 in the section “2017 Incentive Assessment Framework Results”, which reflect financial performance, operating performance and strategic achievements. These criteria were informed by the Committee’s review of overall progress for the firm periodically during the past year. The Committee made its final determinations at year-end when information for each factor was available. Individual performance for each named executive officer was also reviewed in this context of overall performance.

Primary performance goals – achievement of revenue, pre-tax income, and EPS goals – are generally more heavily weighted in the Committee’s decisions. Taking into consideration all factors, the Committee then evaluated each major category – primary, other considerations, strategic – and assigned an overall evaluation to company performance in making final awards. The Committee understands the importance to shareholders of total stock returns and, therefore, takes into consideration the stock ownership of the CEO and the other named executive officers when determining the compensation system because the Committee views share ownership as an important factor that already aligns the senior management with shareholders. The Committee has also made total shareholder returns an express part of the formula that determines PRSUs awarded for 2017. Otherwise, the Committee has determined that it is unnecessary to make total stock return one of the primary performance goals, because the Committee wants to strike the appropriate balance between short-term and long-term shareholder value.

The Committee determined that, for 2017 each named executive officer’s total annual compensation should be increased approximately in line with two-year performance. Historically, named executive officer compensation has broadly tracked the performance of the three primary performance goals established by the Committee. In 2017, with respect to 2016 compensation, the Committee exercised its discretion to reduce senior executive compensation, notwithstanding increases in these primary performance goals in 2016, primarily because of 2016 operating difficulties, 2016 declines in many other employees’ compensation and certain 2016 declines in the business that were offset by net-interest income. In exercising its discretion with respect to 2016, the Committee noted that this was not a permanent reduction in relative compensation, as noted that the Committee intended to evaluate 2017 compensation in light of a benchmark that would not reflect its exercise of negative discretion in respect of 2016 compensation. 2017 performance was not offset by factors similar to those noted in 2016, so the Committee has followed through on its guidance given in 2017 by setting 2017 named executive officer compensation in light of a two-year benchmark. The resulting compensation determinations were, on a one-year basis, somewhat higher than one-year 2017 primary performance goal results, which were up nearly 40%, but determinations were in line, on a two-year basis, with two-year primary performance goal results, which were up over 50%..

Benefits

The Committee provides executives with only limited perquisites and other personal benefits. The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary. Other benefits, including retirement plans and health and welfare plans, are made available to the CEO and other named executive officers on the same basis as they are made available to other employees.

HOW THE COMPENSATION COMMITTEE STRUCTURES PAY AND MITIGATES RISK

Named Executive Officer Compensation is linked to risk management and other controls.
Our emphasis on deferred compensation links named executive officer pay directly to share price and shareholder value over time.	Our PRSUs link named executive officer compensation to future TSR, non-GAAP pre-tax net income, EPS and ROE performance metrics.	We evaluate each named executive officer’s contribution to Company risk control in setting annual pay.	We maintain control over pay through ownership requirements, anti-hedging rules and double triggers.

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Deferred Compensation

Most of the compensation we award our named executive officers is in the form of deferred compensation. Our deferred compensation is in the form of deferred equity and debentures. The types of long-term incentives granted to executive officers include:

•	Restricted Stock Units (RSUs) and Restricted Stock Awards (RSAs)

•	Performance-based Restricted Stock Units (PRSUs)

•	Debentures

•	Stock-Based Salary, which consists of the annually vesting amount of certain periodically-granted awards that are considered as part of an executive officer’s salary.

All stock units, including RSUs, RSAs and the new PRSUs, are issued under the 2001 Incentive Stock Plan (Restatement) and the Stifel Financial Corp. Wealth Accumulation Plan (the “SWAP”). All debentures are granted under the SWAP.

Performance-Based Restricted Stock Units, PRSUs

Performance-based Restricted Stock Units (PRSUs), the company’s metrics-based equity vehicle, are awarded periodically. PRSUs are earned over a four-year performance period based on achieving pre-determined performance objectives. Any resulting delivery of shares for PRSUs granted as part of 2017 compensation will occur in early 2022 for 80% of the earned award, and in early 2023 for the remaining 20% of the earned award. Similar to ordinary RSUs, PRSUs are granted based on the share price on the date of grant.

For the 2018-2021 performance cycle used for the 2018 awards of PRSUs as part of our Named Executive Officers’ 2017 compensation, the Committee selected the following four performance criteria for all Executive Officers:

•	Total Shareholder Return, Relative to Peers’ total shareholder returns (“Relative TSR”)

•	Non-GAAP Pre-Tax Net Income,

•	Non-GAAP EPS and

•	Non-GAAP Return on Common Equity.

For additional discussion on non-GAAP measures, see the discussion of “Use of Non-GAAP Measures” on page 56. The Committee uses non-GAAP results as described in that discussion because the Committee intends PRSUs to measure relative performance over time and the Committee concluded non-GAAP results are the better relative measure. To illustrate, if the baseline performance for a PRSU were a GAAP measure, in the absence of future acquisitions, that measure would likely show improvement over time based simply on the merger related charges of previous acquisitions rolling off. Accordingly, the Committee determined that these three non-GAAP measures were a more appropriate measurement tool for measuring relative improvement of the underlying business results and, more specifically, the Committee determined that the above three criteria would best align management incentives with long-term shareholder objectives and accord with how the market assesses long-term performance of similar financial service firms. The Committee further determined that the use of multiple metrics would reinforce those objectives and discourage excessive focus on any single metric to the detriment of long-term shareholder objectives, long-term performance of the company or achievement of the company’s stated objectives.

The three Non-GAAP performance criteria are equally weighted. These measures will be fixed, for purposes of calculating any PRSU awards, for the duration of the performance period, except to neutralize the effect of intervening changes in accounting or other applicable rules and subject to the Committee’s final authority to confirm the appropriate calculation of any of the non-GAAP measures for purposes of determining any PRSU award received. The final performance criterion, Relative TSR, is new, and the positive or negative difference between the firm’s TSR and the average TSR of its peer group, as described on page 45, between the end of 2018 and the end of 2021.

For each criterion, there is a “Target”, approximately equal to the corresponding 2017 performance level. Associated with each Target are a lower “Threshold” and a higher “Maximum”, noted below. Relative TSR is measured once directly. Performance under each other criterion is evaluated by constructing the arithmetic average of four years of the relevant annual performance results (the “realized performance”). For each year for these other criterion, the result is taken over (measured from beginning to end of) the calendar year. The realized performance is then compared to the Threshold, Target and Maximum associated with that criterion and scored as follows:

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•	Realized performance equal to or below the Threshold is scored as 1⁄3 (except Relative TSR, scored as 0.8).

•	Realized performance between the Target and the Threshold is interpolated on a straight line basis between the Target score and the Threshold score.

•	Realized performance equal to the Target is scored as 1.

•	Realized performance between the Target and the Maximum is interpolated on a straight line basis between the Target score and the Maximum score.

•	Realized performance equal to or above the Maximum is scored as 1 2⁄3 (except Relative TSR, scored as 1.2).

The Non-GAAP measured scores for the criteria for each Executive Officer are averaged, with equal weighting, to produce a single, preliminary score, which is then multiplied by the Relative TSR score. This final score, when expressed as a percentage determines the final award where “1” corresponds to 100% of the target award and higher or lower factors increase or decrease the award. The maximum award is 200% of the target.

This description of PRSU calculations is a summary. PRSU results are determined in accordance with Stifel’s policy governing calculation of Non-GAAP measures, and are reviewed by the Compensation Committee on a quarterly basis.

2017 PRSU Performance Measures and Scoring:

Measures	Threshold	Target	Maximum
Relative TSR	80% of Peer TSR	100% of Peer TSR	120% of Peer TSR
4-Year Average Annual Non-GAAP Pre-Tax Net Income (“PNTI”)	$330,000,000	$500,000,000	$670,000,000
4-Year Average Annual Non-GAAP EPS (“EPS”)	$2.92	$4.35	$5.80
4-Year Average Annual Non-GAAP Return on Common Equity (“ROE”)	11.0%	13.0%	15.0%

In designing the PRSUs, the Committee uses the word “Target” to express the base case and to simplify understanding of the midpoint award, but is not setting a limit to the goals for which PRSU recipients should reach.

2017 PRSU Awards:

Named Executive Officer	PRSU Award	PRSUs Awarded(1)
Ronald J. Kruszewski	$1,000,000	16,667
James M. Zemlyak	$700,000	11,667
Victor J. Nesi	$700,000	11,667
Thomas B. Michaud	$400,000	6,667
Thomas W. Weisel	$100,000	1,667
Thomas P. Mulroy	$0	0

  (1) Awarded units based on $60.00 reference share price. On grant date, actual share price was $62.99. Fair value based on actual share price reflected in the 2017 Summary Compensation Tables beginning on page 57.

RSUs, RSAs, Debentures, LTIAs, Restricted Stock Awards and Stock-Based Salary

RSUs granted as part of the annual incentive vest ratably over 5 years. RSAs granted as part of the annual incentive become unrestricted ratably over 5 years. Debentures also vest ratably over five years and accumulate interest at a rate of 3%. RSUs are eligible to receive dividend equivalents at the same time and amount as shareholders if Stifel pays dividends.

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PRSUs vest ratably over 5 years, but are not calculated or delivered until the 4th year, when 80% of total earned shares, if any, are delivered, with the remaining 20% delivered after 5 years, in each case measuring from the initial grant date. Accordingly, this vesting results in no value to the Executive Officer except through the described calculation and delivery that occurs in the fourth and fifth year.

Stock-Based Salary does not include awards of units such as RSUs and PRSUs. Stock-Based Salary consists of the annually vesting amount of the Long Term Incentive Awards (LTIAs) and the portion of the restricted stock awarded in late 2017 that vests in the relevant year (2018-22). The Compensation Committee has decided that for compensation periods beginning January 1, 2017, LTIAs awarded prior to 2014 as part of Stock-Based Salary will not be fully attributed to the year granted, rather than allocated to subsequent years as Stock-Based Salary, in view of the basis on which they were granted at the time. LTIAs take the form of restricted stock units have been made periodically to the CEO and other Executive Officers to recognize strong performance, provide opportunities for executives to accumulate stock ownership, further align their interests with shareholders and to provide retention in this highly competitive industry. Assuming the stock-based salary awards are not forfeited, the Committee will count any stock-based compensation awards as part of compensation for the individual receiving the benefits of such vesting in the year that the stock-based salary vests. Importantly, the Committee will consider the value of that consideration equal to the grant date value (not the then vesting date value) when evaluating a particular individual’s mix of total compensation.

RSUs, RSAs and debentures received as part of annual incentive compensation vest ratably over 5 years of continued employment but vest upon death or disability or one year after retirement if the participant meets certain non-competition, non-solicitation and other requirements. PRSUs, to the extent of total shares earned, if any, vest immediately upon death, disability or termination not for cause, but do not continue to vest following retirement.

Employee Ownership Requirements

We maintain stock ownership guidelines for our officers to further align their interests with the interests of the shareholders. Target ownership is expressed as a multiple of the officer’s current base cash salary. All of our named executive officers substantially exceed their target ownership levels.

There is no minimum time period required to achieve the target ownership level. Our guidelines restrict future sales of shares if ownership is below the required levels. Exceptions to the guidelines may be granted on a case-by-case basis if a hardship situation exists.

Other Compensation Policies

Clawback and Recoupment Policies

The Company’s undelivered restricted stock units, debentures and share grants are subject to provisions that could result in forfeiture as a result of engaging in conduct detrimental to Stifel, which includes any action that results in a restatement of the financial statements of Stifel.

Risk Input to Executive Officer Pay Decisions

The Committee solicits input from the CFO and the Company’s Enterprise Risk Management group in the course of making its pay decisions. This enables the Committee, when appropriate, to hold executives accountable for material actions or items that harm current or future performance, or put performance at undue risk.

The Company’s Enterprise Risk Management group conducts wide-ranging risk identification, mitigation, monitoring and management functions within the Company, and is well placed to inform the Committee as to the relevance of Executive Officer actions to the risk profile of the business lines of the Company.

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At-Will Employment of Executive Officers

None of our executive officers, including our chief executive officer and our chief financial officer, currently has a written employment agreement with the company, and each is thus employed by us on an ‘‘at will’’ basis.

Treatment of Dividends

Employee-owned common shares receive dividends in the same manner as any other common shares. RSAs also receive dividends. RSUs and, subject to the discretion of the Company, PRSUs, receive dividends-equivalents in the form of additional units with the same delivery, timing and other attributes as the underlying units.

Use of Compensation Consultants

The Committee retains an independent compensation consultant, which reports directly to the Committee, attends Committee meetings, and provides executive compensation related services. The compensation consultant’s services include reviewing this compensation discussion and analysis, advising on compensation program and peer company selection, providing market data on executive compensation trends and Executive Officer compensation levels, and assisting Committee with evaluation of pay-for-performance alignment.

Deferred Compensation Grids

The Committee used the following grid in setting deferrals of incentive compensation for employees, other than Executive Officers, in 2017:

Value	Percentage Deferred
$0 - $199,999	0%
$200,000 - $499,999	15%
$500,000 - $749,999	20%
$750,000 - $999,999	25%
$1,000,000 and more	30%

Deferred consists of 35% restricted stock units (5 year, ratable vesting) and 65% deferred cash (5 year, ratable vesting)

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock. Additionally, the Company maintains a policy under which any new pledging of our common stock by such persons will require the approval of the Committee. Our directors and executive officers hold no shares held in margin accounts have pledged no shares to third parties.

Double Triggers

Our award agreements with Executive Officers for deferred compensation issued since 2010 maintain the requirement of “double triggers” on the accelerated vesting of awards in the event of a change in control, meaning that an Executive Officer must actually be terminated following the change in control before vesting will be accelerated unless the Committee grants exceptions in individual cases. None of our Executive Officer deferred compensation vests automatically upon a change in control, nor does any Executive Officer have an agreement providing for guaranteed payments, severance, or “golden parachute” payments.

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Perquisites and Personal Benefits

Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock. Additionally, the Company maintains a policy under which any new pledging of our common stock by such persons will require the approval of the Committee. Our directors and executive officers hold no shares held in margin accounts have pledged no shares to third parties.

Retirement Plans and Health and Welfare Plans

We sponsor a profit sharing plan, the 401(k) Plan, in which all eligible employees, including the named executive officers, may participate. We currently match up to 50% of the first $2,000 of each employee’s contribution to the 401(k) Plan. In addition, employees, including the named executive officers, also participate in our employee stock ownership plan and trust. Employee stock ownership contributions for a particular year are based upon each individual’s calendar year earnings up to a maximum prescribed by the Internal Revenue Code.

Full-time employees, including the named executive officers, participate in the same broad-based, market-competitive health and welfare plans (including medical, prescription drug, dental, vision, life, and disability insurance). These benefits are available to the named executive officers on the same basis as they are made available to all other full-time employees.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that, through the end of calendar 2017, compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be non-deductible for federal income tax purposes, subject to certain exceptions. Our annual incentive compensation programs and PRSUs operate under the 2015 shareholder approved EIPP that is in compliance with Section 162(m) of the Internal Revenue Code, and deferred compensation is structured so as to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code. The Committee intends to structure compensation arrangements in a manner that complies with Section 162(m). The Committee also believes that it is important and necessary that the Committee retain flexibility to revise compensation arrangements so they are in our best interests and the best interests of our shareholders. The Committee recognizes that, beginning with compensation for January 1, 2018, this deduction will no longer be available.

THE COMPANY’S REALIZATION OF ITS FEDERAL TAX REFORM OPPORTUNITIES AND THE RESULTING EFFECTS ON EXECUTIVE COMPENSATION

Federal tax reform in the United States enacted on December 22, 2017 presented the Company not only with a changed corporate tax regime going forward, but also the opportunity to realize the benefits of the difference between the prior federal tax regime, covering 2017 and prior, and the new regime, covering 2018 and forward.

The Board and Compensation Committee, in conjunction with the Company, planned intensively through the year and met repeatedly, especially in the final weeks of 2017, to ensure that the Company took full and appropriate steps to maximize tax savings and the value of its net deferred tax asset. These plans gave particular emphasis to compensation of Company employees, including the Named Executive Officers.

The primary tax reforms relevant to executive compensation took effect on January 1, 2018 and were:

•	Reduction of the federal corporate tax rate from 35% to 21%; and
•	Elimination of deductibility Section 162(m) deductibility of qualifying executive compensation over $1 million.

Broadly speaking, these reforms made it beneficial to the Company to incur named executive officer compensation expenses in 2017 rather than 2018. The Company estimates that the one-time gross tax savings realized as a result of the steps taken to accelerate fixed known expenses and to monetize our deferred tax asset totaled approximately $70 million. The steps noted below related to our named executive officers represented a significant portion of the overall tax savings realized by the Company.

With respect to all named executive officers, these steps consisted principally of the following:

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•	Acceleration of debenture vesting and repayments scheduled for future dates to December 31, 2017.
•	Conversion into restricted stock and delivery at the end of 2017 of a portion of outstanding RSUs. This restricted stock becomes unrestricted on the same terms and at the same times as the corresponding units would have vested. The named executive officer was required to make an 83(b) tax election with respect to this grant of restricted stock.
•	Granting $18 million in restricted stock to three of our named executive officers. This was a special award of 5-year ratable vesting restricted stock units pursuant to the existing authorization under the Executive Incentive Performance Plan in the following amounts, with the requirement that the recipient make a corresponding 83(b) tax election.

Named Executive Officer	Special Restricted Stock Award, Number of Shares	Special Restricted Stock Award, Reference Value
Ronald J. Kruszewski	133,045	$8,000,000
James M. Zemlyak	83,153	$5,000,000
Victor J. Nesi	83,153	$5,000,000

These units were granted with the understanding that their allocation to 2017 performance-based compensation and 2018-22 compensation would be made as part of the regular compensation decision making of the Compensation Committee. The Compensation Committee subsequently determined that this allocation would be as follows:

Named Executive Officer	Restricted Stock Award, Allocation to 2017 as Performance-Based Comp.(1)	Restricted Stock Award, Allocation to 2018-22(2)
Ronald J. Kruszewski	45%	55%
James M. Zemlyak	38%	62%
Victor J. Nesi	48%	52%

(1)  Reflected both in the 2017 Summary Compensation Tables beginning on page 57 and in the Compensation Discussion and Analysis beginning on page 26.

(2)  Reflected in the 2017 Summary Compensation Tables beginning on page 57, but not the Compensation Discussion and Analysis beginning on page 26 because this portion of the restricted stock award is viewed by the Committee as part of compensation for future years. The allocation to future years’ Stock-Based Salary and Performance Compensation will be made at the time.

Taken together, these acceleration, conversion and special grant steps decreased the Company’s tax liability but had the likely effect of increasing our named executive officers’ personal tax liability by shifting income from 2018 or later, when personal income tax rates are lower, to 2017, when the prior higher rates apply. To mitigate this burden, the Company also made a cash payment to each named executive officer based on the estimated benefit to the Company of the conversion of that named executive officer’s RSUs. These cash payments were consistent with those made to many employees in December 2017 to encourage their participation in the Company’s tax mitigation strategy.

Named Executive Officer	One-Time Tax Mitigation Cash Payment
Ronald J. Kruszewski	$319,687
James M. Zemlyak	$424,639
Victor J. Nesi	$467,116
Thomas B. Michaud	$169,928
Thomas W. Weisel	$133,353
Thomas P. Mulroy	$367,734

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These one-time tax mitigation cash payments were not on account of performance but part of the Company’s strategy to maximize its own tax savings. Accordingly, these payments are generally not reflected in the Compensation Discussion and Analysis beginning on page 26, above, but are reflected in the 2017 Summary Compensation Tables beginning on page 57.

Similar steps, including acceleration of debentures, conversion of RSUs into restricted shares and one-time tax mitigation cash payments were taken with respect to a broad set of the Company’s employees as part of the Company’s overall efforts to realize savings from tax reform.

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HOW OUR RECENT EXECUTIVE COMPENSATION STRUCTURE IMPROVEMENTS APPEAR IN THE SUMMARY COMPENSATION TABLES

This year’s Summary Compensation Tables (“SCTs”) display a large year-on-year difference in total executive compensation that results from the interaction of:

•	the Company’s realization of federal tax reform opportunities, as described on page 53,
•	increased pay for performance, and
•	the SEC’s rules requiring allocation to different years of equity-based and other forms of performance compensation in the summary compensation tables, even if these differing forms of performance compensation have the same grant date.

The result is a larger increase in the compensation figures reported in the SCT than the Compensation Committee reflects in this CD&A.

Pursuant to SEC rules, the SCT must account for equity-based awards during the year of grant, even if awarded for services in the prior year. But SEC rules require the SCT to include other incentive compensation to be included in the year earned, even if granted during the next year. By contrast, the Compensation Committee, as reflected in this CD&A, considers all performance-based executive compensation to be compensation for the year of performance.

Generally, we grant equity-based awards and debentures, and pay any cash incentive compensation for a particular year shortly after that year’s end. As a result, annual equity-based awards, debentures and cash incentive compensation are disclosed in each row of the Summary Compensation Table as follows:

2017

•	“Salary” displays the Cash Salaries of our Named Executive Officers for 2017.
•	“Bonus” displays the Cash Bonuses, Tax Mitigation Payments and Debentures of our Named Executive Officers for 2017.
•	“Stock Awards” displays the PRSUs, RSUs and RSAs of our Named Executive Officers for 2016, including the special restricted stock award described on page 54.

2016

•	“Salary” displays the Cash Salaries of our Named Executive Officers for 2016.
•	“Bonus” displays the Cash Bonuses of our Named Executive Officers for 2016.
•	“Stock Awards” displays the PRSUs and RSUs of our Named Executive Officers for 2015.

2015

•	“Salary” displays the Cash Salaries of our Named Executive Officers for 2015.
•	“Bonus” displays the Cash Bonuses of our Named Executive Officers for 2015.
•	“Stock Awards” displays the PRSUs and RSUs of our Named Executive Officers for 2014.

The table in the section “Alignment of CEO Compensation with Key Performance Measures” on page 29 displays the changes in total annual compensation amounts for our CEO, as described in the CD&A. As described above, these changes are substantially less dramatic than those displayed in the SCT.

USE OF NON-GAAP MEASURES

The Company utilizes non-GAAP calculations of presented net revenues, income before income taxes, net income, and diluted earnings per share as additional measures to aid in understanding and analyzing the Company’s financial results, as well as calculating PRSUs. Additionally, the Compensation Committee utilizes certain non-GAAP calculations in considering named executive officer performance and setting named executive officer compensation. The Company believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of the Company’s core operating results. The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of the Company’s results in the current period to those in prior and future periods. Reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the Compensation Committee’s decision making related to named executive officer compensation and Company’s current financial performance.

Proxy Statement 2018	56

These non-GAAP amounts exclude compensation and non-compensation operating expenses associated with the actions taken by the Company in response to the Federal tax reform that was enacted on December 22, 2017 to minimize tax savings; litigation-related expenses associated with previously disclosed legal matters; certain compensation and non-compensation operating expenses associated with acquisitions; the revaluation of the Company’s deferred tax assets as a result of the Federal tax reform; and the favorable impact of the adoption of new accounting guidance during 2017 associated with stock-based compensation.

PRSU results are determined in accordance with Stifel’s policy governing calculation of Non-GAAP measures. For purposes of determining PRSUs, adjusted non-GAAP net income is computed by utilizing a normalized effective tax rate of 37.5% (pre-tax reform, 2017 and prior) or 26.0% (post-tax reform, 2018 and following) applied against non-GAAP pre-tax net income. PRSU targets set in 2017 and prior are adjusted to account for the effects of tax reform.

A limitation of utilizing the non-GAAP measures described above is that the GAAP accounting effects of these merger-related charges do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing its financial results. Therefore, the Company believes that GAAP measures of net revenues, income before income taxes, net income, compensation expense ratios, pre-tax margin and diluted earnings per share and the same respective non-GAAP measures of the Company’s financial performance should be considered together.

2017 SUMMARY COMPENSATION TABLE

The following table presents summary information concerning compensation earned in the 2015, 2016, and 2017 fiscal years by our CEO, our CFO, and each of our other three most highly compensated executive officers employed at the end of 2017 for services rendered to us and our subsidiaries, except that summary information for Mr. Weisel, who became a named executive officer in 2017 is limited to that year. Also included is Mr. Mulroy, who retired on June 6, 2017, in accordance with applicable rules.

Pursuant to SEC rules, the 2017 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash incentive compensation to be included in the year earned, even if payment is made after year-end.

A summary of the Compensation Committee’s decisions on the compensation awarded to our named executive officers for 2017 performance (which, in accordance with SEC rules, are in large part not reflected in the 2017 Summary Compensation Table) can be found in the “Compensation Discussion and Analysis” beginning on page 26. A summary of the steps the Company took in response to federal tax reform in 2017 can be found in the discussion beginning on page 53.

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	All Other Compen- sation (4)	Total ($)
Ronald J. Kruszewski Chairman and Chief Executive Officer	2017	200,000	3,457,937	9,500,000	70,141	13,228,078
	2016	200,000	3,021,000	6,000,000	92,235	9,313,235
	2015	200,000	26,250	925,000	86,026	1,237,276
James M. Zemlyak President and Chief Financial Officer	2017	250,000	2,241,714	5,613,333	11,000	8,116,047
	2016	250,000	1,697,167	2,827,500	11,000	4,785,667
	2015	175,000	418,125	587,500	11,000	1,191,625
Victor J. Nesi President and Director of the Institutional Group	2017	250,000	2,572,479	5,720,000	11,000	8,553,479
	2016	250,000	1,992,750	3,300,000	11,000	5,553,750
	2015	250,000	365,938	568,750	11,000	1,195,688
Thomas B. Michaud Senior Vice President	2017	250,000	3,385,366	586,667	1,000	4,223,033
	2016	250,000	1,622,183	2,650,000	1,000	4,523,183
	2015	250,000	361,063	401,750	1,000	1,013,813
Thomas W. Weisel Senior Managing Director	2017	200,000	1,636,166	200,000	325,000	2,361,166
Thomas P. Mulroy President and Co-Director of the Institutional Group(1)	2017	125,000	2,216,950	613,333	11,000	2,966,283
	2016	250,000	1,697,355	2,800,000	11,000	4,758,355
	2015	250,000	363,359	517,187	11,000	1,141,546

Proxy Statement 2018	57

(1)	Mr. Mulroy retired as President and Co-Director of the Institutional Group on June 6, 2017.
(2)	For the year ended December 31, 2017, Messrs. Kruszewski, Zemlyak, Nesi, Michaud, Thomas W. Weisel, and Mulroy received $3,419,687, $2,224,639, $2,552,116, $2,969,928, $1,633,353, and $1,741,734 in cash; $0, $0, $0, $400,000, $0, and $458,000 in debentures; and $38,250, $17,075, $20,363, $15,438, $2,813, and $17,216 in interest earned on debentures, respectively. For the year ended December 31, 2016, Messrs. Kruszewski, Zemlyak, Nesi, Michaud, and Mulroy received $2,250,000, $1,380,000, $1,620,000, $1,320,000 and $1,380,000 in cash; $750,000, $306,667, $360,000, $293,333, $0, and $306,667 in debentures; and $21,000, $10,500, $12,750, $8,850, $0, and $10,688 in interest earned on debentures, respectively. For the year ended December 31, 2015, Messrs. Kruszewski, Zemlyak, Nesi, Michaud, and Mulroy received $0, $405,000, $350,000, $350,000, $0, and $350,000 in cash and $26,250, $13,125, $15,938, $11,062, and $13,359 in interest earned on debentures, respectively. For more information regarding the material terms of the debentures, see “Additional Information about the Compensation Paid to the Named Executive Officers” on page 60.
(3)	Amounts included for 2017 represent the grant date fair value of restricted stock awards (RSAs), RSUs and PRSUs, granted in March 2017 for services in 2016. Amounts included for 2016 represent the grant date fair value of RSUs and PRSUs granted in March 2016 for services in 2015. Amounts included for 2015 represent the grant date fair value of RSUs granted in February 2015 for services in 2014. The grant date fair value of these awards, for all years presented, were determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”). The awards were granted under our 2001 Incentive Stock Plan (2011 Restatement), discussed in further detail in the section entitled “Compensation Discussion and Analysis,” including units granted as long-term incentive awards. The awards are valued at the closing price of our common stock on the date of grant. The grant date fair values of the PRSUs granted in 2017 and 2016, assuming the highest level of performance will be achieved, were: $1,500,000 and $6,000,000, respectively, for Mr. Kruszewski; $613,333 and $2,640,000, respectively, for Mr. Zemlyak; $720,000 and $3,180,000, respectively, for Mr. Nesi; $586,667 and $2,520,000, respectively, for Mr. Michaud; $400,000 and $300,000, respectively, for Thomas W. Weisel; and $613,333 and $2,640,000, respectively, for Mr. Mulroy.
(4)	All Other Compensation for 2017 includes the following aggregate perquisites:

Name	Non- Accountable Expense Allowance ($)	Contribution to Profit Sharing 401(k) Plan ($)	Personal and Family Trans- portation ($)	Medical Reimburse- ment ($)	Life Insurance ($)	Total Benefits ($)
Ronald J. Kruszewski	25,000	1,000	22,866(1)	—	21,275	70,141
James M. Zemlyak	10,000	1,000	—	—	—	11,000
Victor J. Nesi	10,000	1,000	—	—	—	11,000
Thomas B. Michaud	—	1,000	—	—	—	1,000
Thomas W. Weisel	25,000	—	300,000(2)	—	—	325,000
Thomas P. Mulroy	10,000	1,000	—	—	—	11,000

(1)	Reflects personal use of Company-owned aircraft in accord with the policy described on page 64.
(2)	Reflects a fixed payment to Thomas Weisel Investment Management, Inc., an entity wholly owned by Mr. Weisel, for the use by Mr. Weisel and certain of our other employees from time to time, of an airplane owned by Thomas Weisel Investment Management, Inc.

2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards received during the fiscal year ended December 31, 2017, for the named executive officers.

Proxy Statement 2018	58

Name	Grant Date	Equity Incentive Plan Awards: Number of Units or Shares of Stock	All Other Awards: Number of Units or Shares of Stock (1)	Grant Date Fair Value ($) (2)
	March 2, 2017	13,827	13,827	1,500,000
Ronald J. Kruszewski	December 29, 2017	-	133,045	8,000,000
	Total	13,827	146,872	9,500,000
	March 2, 2017	5,654	5,654	613,333
James M. Zemlyak	December 29, 2017	-	83,153	5,000,000
	Total	5,654	88,807	5,613,333
	March 2, 2017	6,637	6,637	720,000
Victor J. Nesi	December 29, 2017	-	83,153	5,000,000
	Total	6,637	89,790	5,720,000
Thomas B. Michaud	March 2, 2017	5,408	5,408	586,667
Thomas W. Weisel	March 2, 2017	3,687	277	200,000
Thomas P. Mulroy	March 2, 2017	5,654	5,654	613,333

(1)	Represents the total number of stock units allocated to each named executive officer during the 2017 fiscal year. The stock units were part of the named executive officers’ annual and long-term incentive compensation. The components of the total stock unit awards and associated fair values are set forth below.
(2)	The grant date fair values are calculated in accordance with ASC 718. For Mr. Kruszewski, this figure is composed of $750,000 in PRSUs, $750,000 in RSUs, and $8,000,000 in RSAs. For Mr. Zemlyak, this figure is composed of $306,667 in PRSUs, $306,667 in RSUs, and $5,000,000 in RSAs. For Mr. Nesi, this figure is composed of this figure is composed of $360,000 in PRSUs, $360,000 in RSUs, and $5,000,000 in RSAs. For Mr. Michaud, this figure is composed of $293,334 in PRSUs, $293,334 in RSUs, and $0 in RSAs. For Thomas W. Weisel, this figure is composed of $200,000 in PRSUs, $15,000 in RSUs, and $0 in RSAs. For Mr. Mulroy, this figure is composed of $306,667 in PRSUs, $306,667 in RSUs, and $0 in RSAs.

STOCK UNIT AWARDS AND GRANT DATE FAIR VALUE UNDER ASC 718

Name	Asset Category	Vesting Period (1)	Units (#)	Grant Date Fair Value ($) (2)
	Mandatory Deferral (3)	5 years	27,654	1,500,000
Ronald J. Kruszewski	Restricted Stock Award (4)	5 years	133,045	8,000,000
	Total		160,699	9,500,000
	Mandatory Deferral (3)	5 years	11,308	613,333
James M. Zemlyak	Restricted Stock Award (4)	5 years	83,153	5,000,000
	Total		94,461	5,613,333
	Mandatory Deferral (3)	5 years	13,274	720,000
Victor J. Nesi	Restricted Stock Award (4)	5 years	83,153	5,000,000
	Total		96,427	5,720,000
Thomas B. Michaud	Mandatory Deferral (3)	5 years	10,816	586,667
	Mandatory Deferral (3)	5 years	3,687	200,000
Thomas W. Weisel	Elective Deferral	5 years	277	15,000
	Total		3,964	215,000
Thomas P. Mulroy	Mandatory Deferral (3)	5 years	11,308	613,333

Proxy Statement 2018	59

(1)	The Mandatory Deferrals vest ratably over a five-year period. The RSAs become unrestricted ratably over a five-year period.
(2)	The grant date fair values are calculated in accordance with ASC 718.
(3)	Composed of PRSUs and RSUs, as detailed in note 2 to the 2017 Grants of Plan-Based Awards chart on page 58.
(4)	This special restricted stock award is described on page 54.

ADDITIONAL INFORMATION ABOUT THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS

Pursuant to the SWAP, participants in the plan receive and are required to defer a portion of their annual incentive compensation. For incentive compensation received in 2017, the mandatory deferral is generally at least 35% of each participant’s annual incentive compensation. All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance. Stock units received on a mandatory basis after 2011 vest ratably over a five-year period of continued employment following the date of issuance. Vesting based on continued employment may be eliminated, however, upon a termination without cause if the holder of the award refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date of such award. Stock units that the participant elects to receive are fully vested on the date of issuance. Except in 2015, the deferred portion of annual incentive compensation was in the form of restricted stock units and debentures. In 2015, the deferred portion of annual incentive compensation was in a combination of restricted stock units and debentures. The debentures vest ratably over a five-year period of continued employment after the grant and accumulate interest at a rate of 3% per annum.  The debentures are shown in the Bonus column in the 2015 Summary Compensation Table.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the number of exercisable and unexercisable stock options and stock awards at December 31, 2017, held by the individuals named in the 2017 Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards:	Option Exercise		Stock Units That Have Not Vested (1)(2)		Restricted Shares That Have Not Vested (2)

Ronald J. Kruszewski	—	—	—	—	—	263,803	15,712,107	122,530	7,297,887
James M. Zemlyak	—	—	—	—	—	82,502	4,913,819	80,118	4,771,828
Victor J. Nesi	—	—	—	—	—	91,431	5,445,630	72,985	4,346,987
Thomas B. Michaud	—	—	—	—	—	74,781	4,453,956	13,715	816,865
Thomas W. Weisel	—	—	—	—	—	20,764	1,236,704	9,629	573,503
Thomas P. Mulroy	—	—	—	—	—	90,531	5,392,026	32,740	1,949,994

(1)	These units vest over a three-to ten-year period. In addition to the amounts listed, as of December 31, 2017, based on our common stock closing stock price at year-end of $59.56, Mr. Zemlyak held 5,294 fully vested shares valued at $315,311; Mr. Nesi held 2,676 fully vested shares valued at $159,383; Mr. Michaud held 2,530 fully vested shares valued at $150,687; Mr. Weisel held 278 were fully vested shares valued at $16,558; and Mr. Mulroy held 5,451 fully vested shares valued at $324,622.
(2)	Based on the closing price of $59.56 per share of our common stock on December 31, 2017.

2017 CEO PAY RATIO

The following table sets forth the median of the 2017 total compensation of all employees of Stifel other than the CEO, the 2017 total compensation of the CEO, and the ratio of these two amounts, each as determined in accordance with Item 402(c) of SEC Regulation S-K.

Proxy Statement 2018	60

	Year	Salary	Bonus	Stock Awards	All Other Compen-sation	Total
Ronald J. Kruszewski	2017	$200,000	$3,457,937	$9,500,000	$70,141	$13,228,078
Median Employee	2017	$102,083	$40,000	-	$1,000	$143,083

CEO Pay Ratio: 92 to 1

The median employee was determined as of December 31, 2017 and by utilizing the gross wages as reported on each employee’s IRS Form W-2. In determining the median employee, we excluded 274 employees who operated in jurisdictions outside of the U.S. and made up less than 5% of our total employees, consisting of 264 employees in England, 6 in Hong Cong, 2 in China and 3 in Spain. The total number of employees that operated within the U.S. at the end of 2017 was 8,254. The total number of employees used for our de minimis calculation was 8,528 employees. The compensation figures shown here are calculated in accordance with applicable regulatory guidance and do not reflect the Compensation Committee’s perspective on compensation, which is described in the discussion beginning on page 26. Consequently, the compensation figures shown here include the full $8,000,000 reference value of the Special Restricted Stock Award described on page 54, of which only 45% was viewed by the Compensation Committee as performance based compensation for 2017. A discussion of the key differences between calculations made according to applicable regulatory guidance and the Compensation Committee’s perspective on compensation begins on page 56.

2017 OPTION EXERCISES AND STOCK UNITS VESTED/CONVERTED

The following table sets forth certain information concerning stock vested/converted during the year ended December 31, 2017. None of the named executive officers hold stock options.

Name	Number of Shares Acquired on Vesting/Conversion (#)	Value Realized on Vesting/Conversion ($) (1)
Ronald J. Kruszewski	166,271	9,939,454
James M. Zemlyak	128,170	7,675,881
Victor J. Nesi	140,565	8,422,228
Thomas B. Michaud	36,366	2,132,390
Thomas W. Weisel	23,782	1,423,588
Thomas P. Mulroy	79,017	4,722,522

(1)	These figures represent the dollar value of gross units converted into our common stock by the named executive officers. Executives realize ordinary income and have a resulting tax liability equal to the current market price value of the shares received when vested stock units are converted into common stock. As a result, executives are given the ability to surrender shares in order to pay tax liabilities. During 2017, Messrs. Kruszewski, Zemlyak, Nesi, Michaud, Weisel and Mulroy surrendered 85,427, 98,646, 115,119, 25,257, 18,411 and 50,618 shares, respectively, as payment for tax liabilities. Shares surrendered are valued at fair market value on the date of conversion.

2017 Post-Retirement Benefits

Nonqualified Deferred Compensation. The following table sets forth information concerning contributions, earnings, and balances under nonqualified deferred contribution plans for the named executive officers:

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution in Last FY ($) (1)	Registrant Contribution in Last FY ($) (2)	Aggregate Earnings / (Losses) in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at End of Year ($)
Ronald J. Kruszewski	19,496,535	1,500,000	8,000,000	3,952,913	(9,939,454)	23,009,994
James M. Zemlyak	10,030,959	613,333	5,000,000	2,032,547	(7,675,881)	10,000,958
Victor J. Nesi	10,509,031	720,000	5,000,000	2,145,196	(8,422,228)	9,952,000
Thomas B. Michaud	5,800,144	586,667	-	1,167,087	(2,132,390)	5,421,508
Thomas W. Weisel	2,508,339	215,000	-	527,014	(1,423,588)	1,826,765
Thomas P. Mulroy	9,773,168	613,333	-	2,002,703	(4,722,522)	7,666,682

Proxy Statement 2018	61

(1)	The amounts listed in this column represent the annual incentive compensation paid to our named executive officers, which are mandatorily deferred under the SWAP and are included within the “Stock Awards” column of the Company’s 2017 Summary Compensation Table.
(2)	The amounts listed in this column represent long-term incentive awards granted to our named executive officers, the value of which has been included within the “Stock Awards” column of the Company’s 2017 Summary Compensation Table.
(3)	The amounts in this column represent (a) the change in market value of the Company’s common stock during the last fiscal year and (b) the difference between closing price of our common stock on December 31, 2017 and the fair value of incentive stock awards on the date of conversion.
(4)	The amounts in this column represent the fair value of incentive stock awards on the date of conversion.

DISCUSSION OF POST-EMPLOYMENT PAYMENTS

Annual and Long-Term Incentive Awards. The annual and long-term incentive awards made to the named executive officers vest upon the death, disability, or retirement of the executive officer. Assuming any of these events had occurred at December 31, 2017, each named executive officer would have received full vesting of some or all of their outstanding units and RSAs. The following table describes the amounts each named executive officer would have received in that circumstance.

Name	Number of Shares Acquired if Vesting Upon a Change in Control (#)	Value Realized if Vesting Upon a Change in Control ($)	Number of Shares Acquired if Vesting Upon Death, Disability, or Retirement (#) (1)	Value Realized if Vesting Upon Death, Disability, or Retirement ($) (2)
Ronald J. Kruszewski	—	—	386,333	23,009,993
James M. Zemlyak	—	—	162,620	9,685,647
Victor J. Nesi	—	—	164,416	9,792,617
Thomas B. Michaud	—	—	88,496	5,270,822
Thomas W. Weisel	—	—	30,393	1,810,207
Thomas P. Mulroy	—	—	123,271	7,342,021
(1)	Includes the following number of shares that vest upon death or disability, but not upon retirement: Mr. Kruszewski, 85,576; Mr. Zemlyak, 11,362; Mr. Nesi, 11,362; Mr. Michaud, none; Mr. Weisel, 1,371; and Mr. Mulroy, 11,362. The stock units granted to the named executive officers are subject to forfeiture prior to vesting if the named executive officer is terminated for cause, as set forth in more detail in the related award agreements.
(2)	Based on the closing price of $59.56 per share of our common stock on December 31, 2017. Includes RSUs and RSAs.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2017. Directors who also serve as our employees, inside directors, do not receive additional compensation for their service as directors of either the Company or any of its subsidiaries, although we do reimburse them for their expenses for attendance at Board meetings. This policy applies to Messrs. Kruszewski and Weisel, who have served as both directors and executive officers of the Company. Information about the 2017 compensation earned or paid to Mr. Kruszewski in his capacity as an executive officer of the Company is disclosed in the 2017 Summary Compensation Table because he is a named executive officer for purposes of this proxy statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Unit Awards ($) (2)	Total ($) (3)	Total Stock Units Outstanding on December 31, 2017
Kathleen Brown	85,000	81,396	166,396	5,650
Michael W. Brown	110,000	81,396	191,396	16,901
John P. Dubinsky	142,150	81,396	223,546	16,907
Robert E. Grady	135,000	81,396	216,396	18,346
Frederick O. Hanser	138,300	81,396	219,696	16,907
Maura A. Markus	85,000	81,396	166,396	5,650
James M. Oates	110,000	81,396	191,396	26,851
David A. Peacock	85,000	81,396	166,396	1,900
Kelvin R. Westbrook	85,000	81,396	166,396	16,901
Michael J. Zimmerman	85,000	81,396	166,396	16,900

Proxy Statement 2018	62

(1)	Stated amounts include cash compensation paid to Messrs. Dubinsky and Hanser in 2017 for their service as the non-executive Chairman and the non-executive Vice Chairman, respectively, of the Board of Directors of Stifel Bank & Trust during 2017.
(2)	In addition to an annual cash retainer of $85,000, each non-employee director was issued 1,900 stock units on June 6, 2017. Additionally, the various committee chairs and the lead independent director were awarded additional cash retainers as follows: Lead Independent Director, $25,000; Audit Committee, $25,000; Compensation Committee, $25,000; and Risk Management/Corporate Governance Committee, $25,000. The units vest on a quarterly basis over a one-year period. Amounts stated reflect the aggregate grant date fair value of $81,396 computed in accordance with ASC 718.
(3)	Total amounts stated reflect the aggregate grant date fair value computed in accordance with ASC 718. As of December 31, 2017, directors held the following number of options outstanding: Mr. Brown, 5,115.

ADDITIONAL INFORMATION ABOUT NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors of the Company are required to defer all director fees into stock units pursuant to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement). These stock units are generally granted annually in May and vest on a quarterly basis over a one-year period.

As approved by the Board of Directors, the annual stock retainer payable to each non-employee director includes an award of 1,900 stock units and $85,000 cash. The chair of each of the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee, and the Lead Independent Director, each receive $25,000 in cash, for services in each such capacity.

Additionally, non-employee directors who also serve on the Board of Directors of Stifel Bank & Trust receive cash compensation as approved by the Stifel Bank & Trust Board of Directors. See footnote (1) to the director compensation chart above.

Directors who are also our employees do not receive any compensation for their service as directors of the Company or its subsidiaries, but we pay their expenses for attendance at meetings of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 generally prohibits loans by an issuer and its subsidiaries to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

From time to time, Stifel Bank & Trust makes loans and extensions of credit to our directors and executive officers. Outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and its subsidiaries, and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2017, all such loans were performing to their original terms.

Certain of our officers and directors maintain margin accounts with Stifel, Nicolaus & Company, Incorporated pursuant to which Stifel, Nicolaus & Company, Incorporated may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

These and all other related party transactions are approved by the Board of Directors on a case-by-case basis. As such, no formal policies or procedures have been adopted for the approval of related party transactions.

We maintain various policies and procedures relating to the review, approval, or ratification of transactions in which our Company is a participant and in which any of our directors and executive officers or their family members have a direct or indirect material interest. Our Company Code of Ethics, which is available on our web site at www.stifel.com, prohibits our directors and employees, including our executive officers and, in some cases, their family members, from engaging in certain activities without the prior written consent of management or our General Counsel, as applicable. These activities typically relate to situations where a director, executive officer, or other employee and, in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity. Specifically, our Code of Ethics includes prohibitions against engaging in outside business or other activities that might create a conflict of interest with or compete against the Company’s interests, including ownership of privately held stock or partnership interests

Proxy Statement 2018	63

without prior written approval, using Company property, information, or positions for improper personal gain or benefit, and receiving bonuses, fees, gifts, frequent or excessive entertainment, or any similar form of consideration above a nominal value from any person or entity with which the Company does, or seeks to do, business. It is also against Company policy to give certain gifts or gratuities without receiving specific approval.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the Company in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Company of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related party transactions requiring disclosure under applicable SEC rules are appropriately reviewed.

Aircraft and Personal Property Usage and Allowance Policy.  Mr. Kruszewski makes limited personal and family use of Company-owned aircraft, in accordance with Company policy. This usage is reflected as part of Mr. Kruszewski’s compensation in the amount of the incremental cost to the Company of Mr. Kruszewski’s personal travel for the year, including: landing, parking, and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts, and external labor per hour of flight; and customs, foreign permits, and similar fees. The Company’s fixed costs of owning or operating the aircraft are not included in Mr. Kruszewski’s compensation because these costs do not change based on Mr. Kruszewski’s usage. Separately, the Company anticipates being granted access to certain personal property of Mr. Kruszewski for purposes of entertaining current and prospective clients and employees. The Company and Mr. Kruszewski anticipate entering into written agreements annually, pursuant to which the Company would assume a portion of the fixed expenses associated with the relevant asset of approximately $200,000 per year, as well as any incremental costs and expenses associated with the Company’s use of such asset. In addition, in May 2011, the Compensation Committee approved the use by Mr. Weisel and certain of our other employees from time to time, of an airplane owned by Thomas Weisel Investment Management, Inc., an entity wholly owned by Mr. Weisel, for business and other travel. In connection with the airplane usage, the Company approved an airplane allowance payable to Thomas Weisel Investment Management, Inc. in the fixed amount of $300,000 covering the calendar year 2017. This usage by Mr. Weisel is reflected as part of his compensation. Based on historical and anticipated usage of the airplane by Mr. Weisel and such other employees, the Compensation Committee approved the payment of the airplane allowance on the condition that any personal flight activity attributable to a Company employee would be included in such employee’s annual compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The responsibilities of the Committee are provided in its charter, which has been approved by our Board of Directors. In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Committee, among other things, has:

•	Reviewed and discussed the Compensation Discussion and Analysis with our management; and

•	Following such review, the Committee has recommended the inclusion of such Compensation Discussion and Analysis in this proxy statement.

Compensation Committee of the Board of Directors of Stifel Financial Corp.

James M. Oates, Chairman

John P. Dubinsky

Frederick O. Hanser

* * *

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ITEM 2. AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

Our Board of Directors unanimously recommends a vote FOR the resolution approving the executive compensation of our named executive officers.

In deciding how to vote on this proposal, you are encouraged to consider the description of the Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 26 and the Summary Compensation Tables beginning on page 57.

Our Board recognizes the fundamental interest our shareholders have in executive compensation. Our say on pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our named executive officers.

Say on Pay Vote

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required by Section 14A of the Exchange Act to provide shareholders with an advisory vote on executive compensation on an annual basis. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee, or the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. For these reasons, the Board unanimously recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the Company’s Annual Meeting of shareholders to be held on June 6, 2018, pursuant to Item 402 of Regulation S-K (the compensation disclosure rules of the SEC), which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and other related information.

Approval of the advisory (non-binding) resolution on the Company’s executive compensation will require the affirmative vote of the shares cast, in person or by proxy on this resolution. As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

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ITEM 3. ADOPTION OF AN AMENDEMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE BY 100% THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED

Our Board of Directors unanimously recommends a vote FOR adoption of the resolution amending to the Company’s Certificate of Incorporation to increase by 100% the number of shares of common stock authorized.

The Board has submitted a resolution to the shareholders that will amend the Company’s Restated Certificate of Incorporation, as amended (the “Certificate”), to:

•	Increase the total number of shares of stock authorized from 100,000,000 to 197,000,000; and

•	Increase the number of shares of common stock authorized from 97,000,000 to 194,000,000.

The Company has only one class of common stock. No increase is being sought at this time to the number of shares available under the Company’s 2001 Incentive Stock Plan (2011 Restatement) or Equity Incentive Plan for Non-Employee Directors (2008 Restatement).

On April 9, 2018, the record date for the annual meeting, 71,723,890 common shares were issued and outstanding, which is 74% of the 97,000,000 common shares currently authorized.

The most recent increase in the number of shares authorized was approved by shareholders in 2009. The Board believes that it is now in the best interests of the Company and its stockholders to increase the number of authorized but unissued shares of its common stock. The increase will provide a reserve of shares available for issuance upon authorization of the board for any corporate purpose including, without limitation, stock dividends, stock splits, financing transactions, acquisitions and employee benefit plans, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements of applicable law and the NYSE. The Board believes that this will be beneficial to the Company by providing it with the flexibility to consider and respond to future business opportunities and needs as they arise.

The additional shares of stock for which authorization is sought herein would have rights identical to the shares of common stock now authorized. The amendment to increase the number of authorized shares will not change the legal rights of the holders of the existing shares of common stock. The issuance of additional shares of common stock could lead to the dilution of existing stockholders.

Accordingly, the Board unanimously recommends shareholders vote for the following resolution:

RESOLVED, that the fourth article of the Certificate of Incorporation of the Company be amended to increase the total number of shares of stock authorized for issuance from 100,000,000 to 197,000,000 and to increase the number of shares of common stock authorized for issuance from 97,000,000 to 194,000,000 by deleting the first paragraph of the fourth article in its entirety and replacing it with the following:

A. The aggregate shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Ninety-Seven Million (197,000,000) shares, consisting of Three Million (3,000,000) shares of preferred stock of the par value of One Dollar ($1.00) each (hereinafter called the “Preferred Stock”) and One Hundred Ninety-Four Million (194,000,000) shares of common stock of the par value of Fifteen Cents ($0.15) each (hereinafter called the “Common Stock”).

* * *

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ITEM 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Stifel Financial Corp. and its subsidiaries for the calendar year 2018.

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2018. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be available to answer shareholder questions, and will have the opportunity to make a statement if they desire to do so.

Audit Committee Report

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of the Company for the year ended December 31, 2017 were audited by Ernst & Young LLP, independent auditor for the company. The Audit Committee operates pursuant to a written charter which was approved and adopted by the Board of Directors. Our Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the listing standards of the SEC and the NYSE.

As part of its activities, the Audit Committee has:

•	Reviewed and discussed with management and the independent auditor the Company’s audited financial statements;

•	Discussed with the independent auditor the matters required to be communicated under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board in Rule 3200T regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the Company’s system of internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the Company’s consolidated financial statements, and relying thereon, we have recommended to the Board of Directors inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Stifel Financial Corp.

Michael W. Brown, Chairman

Maura A. Markus

Michael J. Zimmerman

* * *

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Auditor Fees

Ernst & Young LLP served as our independent auditor for 2017 and 2016. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2017 and 2016, as well as fees for the review of our interim consolidated financial statements for each quarter in 2017 and 2016 and for all other services performed for 2017 and 2016 by Ernst & Young LLP.

Type of Fee	Fiscal Year Ended December 31, 2017	Fiscal Year Ended December 31, 2016

Audit Fees (1)	$4,031,000	$3,916,200

Audit-Related Fees (2)	$351,000	$347,500

Tax Fees (3)	$91,000	$81,100

All Other Fees (4)	$12,000	$18,400

Total	$4,485,000	$4,363,200

(1)	Audit Fees include fees for professional services rendered in connection with the audits of our annual consolidated financial statements, including associated out-of-pocket expenses, reviews of unaudited quarterly financial statements, SEC registration statement services, and services that are normally provided by independent auditors in connection with required statutory and regulatory filings.
(2)	Audit-related Fees include fees principally related to third-party service organization internal control attestation services, reviews of internal controls not related to the audit of our consolidated financial statements, and agreed upon procedures engagements.
(3)	Tax Fees include fees for services principally related to tax compliance and other tax services.
(4)	All Other Fees include investment banking accounting consultation and an annual license fee for access to Ernst & Young’s web-based accounting research tool.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee’s practice is to approve annually all audit, audit-related, and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.

Our Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. On February 12, 2018, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after that date.

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BENEFICIAL OWNERSHIP

OWNERSHIP OF DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

The following table sets forth information regarding the amount of common stock beneficially owned, as of April 9, 2018, by each of our directors, each nominee for election as a director, the executive officers named in the 2017 Summary Compensation Table, and all of our directors and executive officers as a group.

Name	Number of Shares Beneficially Owned (1) (2)	Percentage of Outstanding Common Stock (3)	Stock Units (4)	Total
Ronald J. Kruszewski (5)	987,455	1.38%	280,971	1,268,426
James M. Zemlyak (6)	842,496	1.17%	94,325	936,821
Victor J. Nesi (7)	194,799	*	103,271	298,070
Thomas B. Michaud	80,285	*	95,982	176,267
Thomas P. Mulroy	38,476	*	102,369	140,845
Thomas W. Weisel (8)	67,190	*	22,470	89,660
James M. Oates	56,768	*	950	57,718
John P. Dubinsky	42,356	*	950	43,306
Michael W. Brown	32,184	*	950	33,134
Robert E. Grady (9)	28,223	*	950	29,173
Michael J. Zimmerman	19,744	*	950	20,694
David A. Peacock	5,565	*	950	6,515
Kathleen Brown	4,700	*	950	5,650
Maura A. Markus	4,700	*	950	5,650
Directors and Executive Officers as a Group (19 persons, includes 5 persons not listed above)	2,792,962	3.89%	857,591	3,650,553

(*)	Shares beneficially owned do not exceed 1% of the outstanding shares of our common stock.
(1)	Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his or her name. These shares were listed on regulatory filings by each of the individual directors or executive officers.
(2)	Includes the following shares which have been allocated to such persons under the 401(k) Plan, respectively: Mr. Kruszewski – 1,285; Mr. Zemlyak – 13,897; Mr. Mulroy – 275; Mr. Nesi – 113 and directors and executive officers as a group – 18,279. Also includes the following shares underlying stock units held by such persons and which are currently vested or which vest within 60 days following April 9, 2018: Mr. Kruszewski – none; Mr. Zemlyak – 5,304; Mr. Nesi – 2,681; Mr. Michaud – 2,535; Mr. Mulroy – 5,461; Mr. Weisel – 278; Mr. Oates – 25,882; Mr. Dubinsky – 15,950; Mr. M. Brown – 15,950; Mr. Grady – 17,395; Mr. Zimmerman – 15,950; Mr. Peacock – 950; Ms. K. Brown – 4,700; Ms. Markus – 4,700; and directors and officers as a group – 123,694. Also includes the following restricted stock awards: Mr. Kruszewski – 122,530; Mr. Zemlyak – 80,118; Mr. Nesi – 72,985; Mr. Michaud – 13,715; Mr. Mulroy – 32,740; Mr. Weisel – 9,629; and directors and officers as a group – 331,717.
(3)	Based upon 71,723,890 shares of common stock issued and outstanding as of April 9, 2018, and, for each director, officer or the group, the number of shares subject to options or stock units which the director, officer, or the group has the right to acquire currently or within 60 days following April 9, 2018.
(4)	Includes unvested stock units that will not be converted to shares and delivered within the 60-day period after April 9, 2018, and, therefore, under applicable SEC rules, are not deemed to be “beneficially owned” as of April 9, 2018. These include RSUs and PRSUs that meet the condition stated in the preceding sentence. PRSUs are included in this column at the “Target” level, but may vest at between 0% and 200% of the “Target” level, as more full described beginning on page 49. The stock units generally will be transferred into common stock at the end of a three- to six-year period after the date of grant contingent upon the holder’s continued employment with us.
(5)	Includes (a) 385,236 shares held in a limited liability company as to which Mr. Kruszewski has sole voting power (but of which Mr. Kruszewski disclaims 183,000 shares) and (b) 1,500 shares held in a trust for the benefit of certain of Mr. Kruszewski’s children as to which he also has sole voting power.

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(6)	Includes (a) 606,180 shares held in a limited liability company as to which Mr. Zemlyak has sole voting power and (b) 6,072 shares held in a trust for the benefit of Mr. Zemlyak’s child as to which he also has sole voting power.
(7)	Includes 8,383 shares held by the Nesi Family Foundation.
(8)	Includes 66,687 shares held by the Thomas W. Weisel Trust.
(9)	Includes 9,492 shares held by the Robert E. Grady Revocable Trust.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of April 9, 2018, the persons identified below were the only persons known to us to be a beneficial owner of more than 5% of our common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock (1)
BlackRock, Inc.
40 East 52nd Street	7,263,723 (2)	10.1%
New York, New York 10022
The Vanguard Group, Inc.
100 Vanguard Blvd.	5,586,125 (3)	7.8%
Malvern, PA 19355

(1)	Based upon 71,723,890 shares of common stock issued and outstanding as of April 9, 2018.
(2)	The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 17, 2018 by BlackRock, Inc. The amended Schedule 13G indicates that BlackRock, Inc. has sole voting power as to 7,119,382 shares and sole dispositive power as to 7,263,723 shares.
(3)	The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2018 by The Vanguard Group, Inc. The amended Schedule 13G indicates that The Vanguard Group, Inc. has sole voting power as to 74,528 shares, sole dispositive power as to 5,510,530 shares, and shared dispositive power as to 75,595 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than 10 percent of our outstanding stock, file reports of ownership and changes in ownership with the SEC. To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners have been complied with for the year ended December 31, 2017.

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QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is soliciting my vote?

Our Board of Directors is soliciting your vote at the Annual Meeting.

What will I be voting on?

1.	Election of five Directors, each as nominated by the Board of Directors.

2.	An advisory vote to approve executive compensation (Say on Pay).

3.	Authorization to increase the number of shares of common stock.

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

How many votes do I have?

You will have one vote for every share of Company common stock you owned on the record date, April 9, 2018, for each of the directors to be elected and on each other proposal presented at the Annual Meeting. Common stock is our only class of outstanding stock. There is no cumulative voting in the election of directors.

Who can vote at our annual meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on April 9, 2018, the record date for our Annual Meeting.

As of April 9, 2018, there were 71,723,890 shares of common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

How many votes must be present to hold the meeting?

35,861,946 votes, which represents a majority of the votes that can be cast at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

Does any single shareholder control as much as 5 percent of any class of Stifel’s common stock?

There are two shareholders that beneficially own over 5% of our common stock.

How do I vote?

You can vote either by proxy, with or without attending the Annual Meeting, or in person at the Annual Meeting.

To vote electronically via the Internet, please follow the instructions provided at www.investorvote.com/sf.

Alternatively, to vote via telephone, please call (800) 652-VOTE (8683).

If you requested that a proxy card be mailed to you, you may fill out your proxy card, date and sign it, and return it in the provided postage-paid envelope. We must receive your proxy card no later than the close of business on June 5, 2018, for your proxy to be valid and for your vote to count.

Our employees who participate in our employee benefit plans may vote those shares on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the Annual Meeting and you hold your stock through a securities broker or other nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

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How many shares are held in the Stifel Financial, Incorporated Profit Sharing 401(k) Plan?

On April 9, 2018, the Stifel Financial, Incorporated Profit Sharing 401(k) Plan (the “401(k) Plan”) held 1,394,288 shares of our common stock in the name of Prudential, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Prudential how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions by voting on our Intranet or by requesting a proxy card and returning it to us by the close of business on June 5, 2018. A properly executed proxy card or Intranet instructions will be voted as directed. If no proper voting direction is received, Prudential, in its capacity as the 401(k) Plan trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

How are broker non-votes handled?

Under the rules of the NYSE, your shares cannot be voted without your specific voting instructions on Items 1 and 2. See the section entitled “Can My Shares Be Voted If I Don’t Vote Electronically, Don’t Vote By Telephone, Don’t Return My Proxy Card, and Don’t Attend the Annual Meeting?” below for additional information. Accordingly, in order for your shares to be voted on all matters, please return your instructions promptly through any of the above-noted means. Please vote; your vote is important. Voting on matters presented at shareholders meetings, particularly the election of directors, is the primary method for shareholders to influence the direction taken by a publicly traded company. We urge you to participate in the election through any of the above-noted means. Please understand that if you vote electronically, vote by telephone, or return a proxy card without specifying your vote on a particular proposal, then this will be construed as an instruction to vote the shares as recommended by the Board on all matters to be considered at the meeting.

Can I change my vote?

Yes. Prior to the meeting date, you may cast a new vote by telephone, Internet, or Intranet, or request and return a proxy card with a later date, or send a written notice of revocation to Mark Fisher, our Corporate Secretary, at One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, or e-mail us at investorrelations@stifel.com. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What are the votes required for these items?

•	In an uncontested election, as is the case in this election, each nominee for director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the “withhold” votes cast against such nominee’s election. Shares represented by your proxy will be voted in accordance with your direction as to the election of directors from the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted “for” the election of each nominee. In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the Board of Directors.

•	The affirmative vote of a majority of the shares of our common stock cast at the meeting in person or by proxy is required for approval of each other item.

What if I don’t vote for some of the matters listed in these proxy materials or on my proxy card?

If you vote for some, but not all, matters electronically or by telephone, or return a proxy card without indicating your vote with regard to a particular matter, your shares will be voted “for” all of the nominees listed on the card, “for” the advisory approval of the compensation of our named executive officers, “for” authorization to increase the number of shares of common stock, and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. When tabulating the voting results for any particular proposal, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting, except for Item 4, for which under NYSE rules abstentions must be treated as a vote cast and therefore, a vote “AGAINST.” In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

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Can my shares be voted if I don’t vote electronically, don’t vote by telephone, don’t return my proxy card, and don’t attend the annual meeting?

Items 1 and 2 are not considered routine matters under the NYSE rules, and therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares that they hold for you in nominee name if they have not received your voting instructions with regard to these proposals. For Items 1 and 2 shares that constitute broker non-votes and abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of the votes under either proposal. For Item 4, under NYSE rules abstentions must treated as votes cast and therefore, an abstention will be treated as a vote “AGAINST” the proposal. Items 3 and 4 are considered routine matters under the NYSE rules for voting purposes. Accordingly, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote the shares that they hold for you in nominee name even if you have not furnished voting instructions within a specified period of time prior to the Annual Meeting.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is adjourned or postponed?

Your proxy will still be valid and may be voted at the adjourned or postponed meeting.

Why did I receive a one-page notice of internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC rules, we have elected to provide access to our proxy materials over the Internet, which reduces our costs and the environmental impact of our Annual Meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners who have not previously requested a printed or electronic set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and annual report and vote online, as well as instructions on how to request a printed set of proxy materials.

How can I access Stifel’s proxy materials and annual report electronically?

To vote electronically via the Internet, you will need your control number, which was provided to you in the Notice or the proxy card included in your printed or electronic set of proxy materials. Once you have your control number, you may go to www.investorvote.com/sf and enter your control number when prompted to vote. To request the proxy materials electronically, you may either call (800) 652-VOTE (8683) or send an e-mail requesting electronic delivery of the materials to investorrelations@stifel.com. Additionally, the proxy materials are available at www.investorvote.com/sf and at www.stifel.com/investorrelations.

How can I make a Shareholder Proposal for the 2019 Annual Meeting?

In order to be considered for inclusion in the proxy statement for the 2019 Annual Meeting of shareholders, the written proposal must be received at our principal executive offices on or before January 1, 2019. The proposal should be addressed to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Shareholder proposals not intended to be included in the Company’s proxy statement may be brought before an annual meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2019 Annual Meeting, we must receive information relating to such proposal by March 8, 2019, but not before February 6, 2019, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Shareholder proposals must also be in proper written form and meet the detailed disclosure requirements set forth in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. Any proposals that we receive that are not in accordance with the above standards will not be voted on at the 2019 Annual Meeting. A shareholder may nominate candidates for election as directors at shareholder meetings by following the procedures set forth in this proxy statement on page 21.

Proxy Statement 2018	73

OTHER MATTERS

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements, annual reports, and other deliverables with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our deliverables to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of distributed materials, or if you are receiving multiple copies of distributed materials and wish to receive only one, please contact us in writing or by telephone at Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102, (415) 364-2500. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

Other Business

Management knows of no business to be brought before the Annual Meeting other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, we urge you to promptly vote your shares over the Internet, by telephone, or if you requested printed copies of the proxy materials, you can vote by dating, signing, and returning the proxy card in the postage-paid return envelope. Your cooperation in giving this your prompt attention is appreciated.

Miscellaneous

The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail, telephone, Internet, or other electronic means. They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

By Order of the Board of Directors,

Mark P. Fisher, Corporate Secretary

April 25, 2018

St. Louis, Missouri

Proxy Statement 2018	74

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on June 5, 2018.

Vote by Internet
• Go to www.investorvote.com/SF
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provide by the recorded message

Using a black ink pen, mark you votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼.

A	Proposals — The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold

01 - Kathleen Brown	☐	☐	02 - Ronald J. Kruszewski	☐	☐	03 -Maura A. Markus	☐	☐

04 - Thomas W. Weisel	☐	☐	05 - Michael J. Zimmerman	☐	☐

.		For	Against	Abstain			For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of our named executive officers (say on pay).	☐	☐	☐	3.	To approve an increase to the number of shares of common stock authorized for issuance.	☐	☐	☐

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.	☐	☐	☐	5.	To consider and act upon other business as may properly come before the meeting and any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the stockholder is a corporation, this proxy card must be signed by a duly authorized officer of the corporation.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held on June 6, 2018

Our proxy statement and 2017 annual report are available at:

www.investorvote.com/SF

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy - STIFEL FINANCIAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Ronald J. Kruszewski and Mark P. Fisher (or such other person as is designated by the board of directors of Stifel Financial Corp. (“Stifel”)), (the “Proxies”), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated on the reverse side all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held on June 6, 2018 and at any adjournments or postponements thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the board of directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 2017 Annual Report.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the named nominees for director, and “FOR” Proposals 2, 3 and 4.

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

◾	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.